UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Twilio Inc.
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TWILIO INC. 101 Spear Street, Fifth Floor San Francisco, California 94105
Notice of Annual Meeting of Stockholders
To Be Held at 8:30 a.m. Pacific Time on June 6, 2024
Date June 6, 2024	Time 8:30 a.m. Pacific Time	Virtually at www.virtualshareholder meeting.com/TWLO2024	Record Date Close of Business on April 15, 2024
Dear Stockholders of Twilio Inc.:
We cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Twilio Inc., a Delaware corporation, which will be held virtually on June 6, 2024 at 8:30 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/TWLO2024, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the three Class II directors named in the proxy statement to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers;
4. To indicate, on a non-binding advisory basis, the preferred frequency of future non-binding advisory votes to approve the compensation of our named executive officers;
5. To approve a management proposal to amend our certificate of incorporation to declassify the board of directors; and
6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Annual Meeting will be a virtual meeting held via live audio webcast. You will be able to attend the meeting, vote your shares and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2024. As always, we encourage you to vote your shares prior to the Annual Meeting either via the Internet, by telephone or by mail to help make this meeting format as efficient as possible.
Our board of directors has fixed the close of business on April 15, 2024 as the record date for the Annual Meeting. Only stockholders of record on April 15, 2024 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon are presented in the accompanying proxy statement.
This proxy statement and our annual report can be accessed directly at www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote as soon as possible to ensure that your shares are represented. For additional instructions on how to vote your shares, please refer to your proxy card. Voting your shares by proxy prior to the Annual Meeting does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
By order of the board of directors,
Dana Wagner Chief Legal Officer, Chief Compliance Officer and Corporate Secretary San Francisco, California April 26, 2024	We appreciate your continued support of Twilio.

PROXY STATEMENT SUMMARY	1
Information About Our 2024 Annual Meeting of Stockholders	1
How to Vote	1
Voting Matters and Vote Recommendation	1
Financial and Business Highlights	2
Corporate Governance Highlights	4
Evolution of Corporate Governance	4
Stockholder Engagement	5
Our Commitment to Environmental, Social and Governance Matters	10
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13
Board of Directors	13
Nominees for Director	16
Director Independence	21
Board Leadership Structure	21
Board and Committee Meetings	22
Board Committees and Responsibilities	22
Director Selection and Board Evaluation	26
Board’s Role in Risk Oversight	28
Executive Talent Management and Succession Planning	29
Corporate Governance Policies	29
Non-Employee Director Compensation	30
Compensation Committee Interlocks and Insider Participation	33
PROPOSAL NO. 1: ELECTION OF DIRECTORS	34
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	37
PROPOSAL 4: NON-BINDING ADVISORY VOTE TO INDICATE THE PREFERRED FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	38
PROPOSAL 5: MANAGEMENT PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS	39
REPORT OF THE AUDIT COMMITTEE	40
EXECUTIVE OFFICERS	41
EXECUTIVE COMPENSATION	42
2024 Proxy Statement	Twilio Inc. i

* * *
ii Twilio Inc.	2024 Proxy Statement

Proxy Statement Summary
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of Twilio Inc., a Delaware corporation (referred to in this proxy statement as “Twilio,” the “Company,” “we,” “us,” or “our”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”).
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Information About Our 2024 Annual Meeting of Stockholders
The Annual Meeting will be held virtually on June 6, 2024 at 8:30 a.m. Pacific Time via live audio webcast. We encourage you to access the Annual Meeting before it begins. Online check-in will start at approximately 8:15 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/TWLO2024 and entering your 16-digit control number located on your proxy card. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 26, 2024 to all stockholders entitled to vote at the Annual Meeting.
Additional information about these proxy materials and the Annual Meeting is provided in “question and answer” format commencing on page 83 of this proxy statement.
How to Vote
By Phone 1-800-690-6903 Vote must be received by 8:59 p.m. Pacific Time, June 5, 2024	By Internet Before the Meeting www.proxyvote.com Vote must be received by 8:59 p.m. Pacific Time, June 5, 2024

By Mail Return your completed proxy card in the prepaid envelope Vote must be received by 8:59 p.m. Pacific Time, June 5, 2024	By Internet During the Meeting www.virtualshareholdermeeting.com/TWLO2024 Vote must be submitted before the polls close during the Annual Meeting
Voting Matters and Vote Recommendation
Management Proposals		Board’s Recommendation	More Information
1.	The election of Jeff Epstein, Khozema Shipchandler and Andrew Stafman as Class II directors.	FOR	Page 34
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	FOR	Page 35
3.	The approval, on a non-binding advisory basis, of the compensation of our named executive officers.	FOR	Page 37
4.	The non-binding, advisory indication of the preferred frequency of future non-binding advisory votes to approve the compensation of our named executive officers.	ONE YEAR	Page 38
5.	To approve a management proposal to amend our certificate of incorporation to declassify the board of directors.	FOR	Page 39
2024 Proxy Statement	Twilio Inc. 1

Proxy Statement Summary
Financial and Business Highlights
Business Overview
We enable businesses of all sizes to revolutionize how they engage with their customers by delivering seamless, trusted and personalized customer experiences at scale. Our leading customer engagement platform comprises communications application programming interfaces (“APIs”) that enable developers to embed numerous forms of messaging, voice, and email interactions into their customer-facing applications, as well as software products that target specific use cases, including customer data platforms, digital engagement centers, marketing campaigns, and advanced account security solutions. This combination of flexible APIs and software solutions helps businesses of all sizes and across numerous industries to benefit from smarter and more streamlined engagement at every step of the customer journey, driving reduced customer acquisition costs, lasting loyalty, and increased customer value. Our platform, which combines our highly customizable communications APIs with customer data management capabilities and software solutions, allows businesses to break down data silos and build a comprehensive single source for their customer data that is organized into unique profiles that are easily accessible by all their business teams. Empowered with this information and the insights it enables, businesses using our platform can provide robust, personalized and effective communications to their customers at every stage of their customer relationships. The value proposition of our offerings has become stronger and our products have become more strategic to our customers as more businesses have prioritized building increasingly personalized and differentiated customer engagement experiences through digital channels.
Business Update
Over the past year and a half, amid an evolving operating environment, we took robust proactive action to better position our business to achieve durable, profitable growth. Some of the key actions we have taken include:
•	Established new operating model: Created two distinct business units—Communications and Segment (formerly Data & Applications)—to provide better focus, accountability and transparency.
•	Streamlined go-to-market: Repositioned our sales organization to better address unique buyer needs.
•
Rationalized operating expenses: Reduced our workforce by ~35% since September 2022, divested our IoT and ValueFirst businesses, reduced our real estate footprint, increased efficiency in R&D and G&A, and implemented other cost reductions across the business.

•
Reduced stock-based compensation: Reduced stock-based compensation expense as a percentage of revenue by over 450 basis points for 2023 as compared to 2022, and reducing equity compensation for employees generally.

•	Returned capital: Announced $3 billion in aggregate share repurchase authorizations that we are targeting to be completed by the end of 2024.
•
Conducted operational review of Segment business: Assessed a range of options to identify the best path forward for the business in an effort to drive future stockholder value, and developed a plan to deliver a leaner business that we expect will be more effective and allow us to unlock incremental value in our Communications business.

•
Accelerated path to profitability: Accelerated our target timeline to achieve GAAP operating profitability on a consolidated basis to the fourth quarter of 2025 and targeting break-even non-GAAP income from operations for Segment by the second quarter of 2025.

•
Enhanced financial reporting disclosures: Began reporting segment-level revenue, gross profit, and non-GAAP income (loss) from operations for Communications and Segment, allowing stockholders to better understand the performance of the business and track our progress.

Leadership Transitions
In January 2024, we appointed Khozema Shipchandler as our Chief Executive Officer, succeeding Jeff Lawson, our co-founder, who stepped down as Chief Executive Officer and as a member of our board of directors (the “CEO Transition”). Mr. Shipchandler had most recently served as President, Twilio Communications, where he successfully pivoted the business to optimize for profitable growth. Prior to serving in this role, Mr. Shipchandler served as Twilio’s Chief Operating Officer and Chief Financial Officer, and previously spent over two decades at General Electric Company (“General Electric”).
This transition was part of our long-term leadership development and succession planning strategy, which is overseen by our compensation and talent management committee (“compensation committee”). Our succession planning process is further discussed in “Board of Directors and Corporate Governance—Executive Talent Management and Succession Planning”.
2 Twilio Inc.	2024 Proxy Statement

Proxy Statement Summary
Contemporaneous with our CEO Transition, our board of directors separated the roles of Board Chair and Chief Executive Officer and appointed Jeff Epstein, an independent director and formerly our lead independent director, to fill the newly created role of Independent Board Chair. Our board structure is further discussed in “Board of Directors and Corporate Governance—Board Leadership Structure”.
Financial Performance and Capital Allocation
Our top priority is creating long-term value for our stockholders by driving Twilio towards durable, profitable growth. Our 2023 financial highlights include the following:
•	Revenue of $4.15 billion, up 9% year-over-year. Communications revenue of $3.86 billion, up 9% year-over-year. Segment revenue of $295.3 million, up 7% year-over-year.
•	Organic revenue growth of 10% year-over-year. Communications organic revenue growth of 11% year-over-year. Segment organic revenue growth equal to its GAAP revenue growth of 7% year-over-year.(1)
•	GAAP loss from operations of $876.5 million in 2023, compared with GAAP loss from operations of $1.21 billion in 2022.
•	Non-GAAP income from operations of $533.0 million in 2023, compared with non-GAAP loss from operations of $4.5 million in 2022.(1)
•	Communications non-GAAP income from operations of $842.0 million. Segment non-GAAP loss from operations of $72.4 million.
•	Net cash provided by operating activities of $414.8 million in 2023, compared with net cash used in operating activities of $254.4 million in 2022.
•	Free cash flow of $363.5 million in 2023, compared with free cash flow of ($334.6 million) in 2022.(1)
•	Reduced stock-based compensation expense as a percentage of revenue by over 450 basis points for 2023 as compared to 2022.
(1)
Organic revenue growth, Communications organic revenue growth, Segment organic revenue growth, non-GAAP income (loss) from operations, and free cash flow are non-GAAP financial measures. Refer to Appendix B for their definitions and a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Additionally, as announced in connection with the conclusion of the operational review of Segment in March 2024, we accelerated our target timeline to achieve GAAP operating profitability on a consolidated basis to the fourth quarter of 2025 and we are targeting break-even non-GAAP income from operations for our Segment business by the second quarter of 2025.
Given the strength of our balance sheet and the improving free cash flow generation in our business, in February 2023, our board of directors authorized a $1 billion share repurchase program, and in March 2024, our board of directors announced an additional $2 billion share repurchase program. As of March 31, 2024, we have completed over $1.05 billion of repurchases and we are targeting to complete the remaining authorization by the end of 2024. We believe that these capital return programs create value for stockholders while reducing dilution from stock-based compensation.
2024 Proxy Statement	Twilio Inc. 3

Proxy Statement Summary
Corporate Governance Highlights
Our corporate governance practices are described in the section titled “Board of Directors and Corporate Governance” below, including the following highlights:

 ✔  Independent board chair
 ✔  Highly independent board (8/9 directors)*
 ✔  100% independent board committees
 ✔  Regular executive sessions of independent directors
 ✔  Risk oversight by board and committees
 ✔  Board oversight of strategy and business plans
 ✔  Board oversight of ESG
 ✔  Robust annual stockholder engagement program
 ✔  Thoughtful board refreshment process (added four new independent directors since 2021)
 ✔  Diverse director candidate pool requirement (aka “Rooney Rule”)
 ✔  Diverse board (5/9 directors), including 33% gender diversity and 33% racial/ethnic diversity*

 ✔  Annual Impact and DEI Report
 ✔  Annual board and committee evaluations
 ✔  Succession planning process
 ✔  CEO evaluation process
 ✔  Annual say-on-pay vote
 ✔  One share, one vote (dual class structure was sunset in 2023)
 ✔  Stock ownership guidelines for directors and executive officers
 ✔  Robust code of conduct and corporate governance guidelines
 ✔  Regular review of corporate governance policies and committee charters
 ✔  Policy prohibiting hedging, pledging and short sales

*	Excludes Mr. Deeter, who is not standing for re-election at the Annual Meeting.
Evolution of Corporate Governance
Twilio is committed to strong corporate governance. We believe that robust corporate governance policies and practices are critical to the effective management of our business, helping ensure that our business functions at its best and serves the long-term interests of our stockholders.
Since becoming a public company in 2016, our board and governance practices have evolved to reflect our strategic priorities, the changing needs of our businesses, practices of our peers and stockholder feedback.
As part of this evolution, we have regularly refreshed our board, with seven of nine independent directors added subsequent to the IPO and four of those added since the beginning of 2021, including most recently appointing Andrew Stafman to provide additional stockholder perspective. Our thoughtful and deliberate board refreshment process has focused on adding critical skills and qualifications to our board to help Twilio navigate strategic opportunities and challenges. Moreover, as part of this refreshment process, we have sought highly-qualified directors representing a diverse range of backgrounds and perspectives, leading to a board that is comprised of one-third gender diverse directors and one-third racially or ethnically diverse directors, as well as directors that have a wide range of skills and experiences relevant to Twilio.
In January 2024, Khozema Shipchandler was appointed Chief Executive Officer, an appointment which reflected the board's thoughtful and long-term approach to succession planning. Prior to this appointment, Mr. Shipchandler had been elevated to a series of senior executive roles with increasing responsibilities, including Chief Financial Officer in 2018, Chief Operating Officer in 2021, and as President of the Communications business unit in 2023. In January 2024 our board of directors also made the decision to separate the roles of board chair and Chief Executive Officer and appointed Jeff Epstein to the role of independent board chair. Mr. Epstein had previously served as our lead independent director since December 2017.
In 2023, our dual class common stock structure was sunset, providing all stockholders with identical voting rights.
We are also seeking stockholder approval at the Annual Meeting to declassify our board of directors. If approved, directors would be elected to one-year terms beginning with our 2025 annual meeting of stockholders.
An important consideration in all of our corporate governance decisions is stockholder feedback. In 2022 and 2023, we enhanced our stockholder engagement program and carefully considered what we heard from our stockholders. Many of the changes to both our corporate governance and executive compensation practices reflect the board’s incorporation of this important feedback. Our stockholder engagement program is discussed in further detail below under the heading “Stockholder Engagement”.
We are committed to ensuring that our corporate governance practices, as part of our broader strategy and maturation process, best position Twilio for future success. We will continue to evaluate and evolve our corporate governance profile, taking into account the best interests of the company and feedback we receive from our stockholders.
4 Twilio Inc.	2024 Proxy Statement

Stockholder Engagement
We have a robust, board-led stockholder engagement program that we use to ensure the perspectives of our stockholders are understood and incorporated into Twilio’s decision-making. Throughout the year, our board of directors and management regularly review and consider feedback received from our stockholders, including through meetings with stockholders, voting results, and other routine communications.
Annual Stockholder Engagement Cycle
In 2023, we enhanced our stockholder engagement program, shifting to a more regular outreach and feedback process in the spring and fall. This expanded dialogue facilitates transparency, helps us better understand the perspectives of our stockholders and allows our board of directors to make better-informed decisions throughout the year.

Review and Prepare

- Our board of directors monitors and reviews:
  - investor feedback
  - stockholder voting results
  - trends in corporate governance, executive compensation, environmental, social and other matters
- Our board of directors and management identify and prioritize topics of interest to investors

Outreach and Engagement

- Our directors and management meet with investors to solicit feedback on topics of interest—including governance, sustainability and compensation—after the filing of our proxy and during the fall "off season"
- Management continuously engages with stockholders, analysts and prospective investors during the year through conferences, investor events and one-on-one calls
- Directors and management convey feedback to our full board of directors and relevant committees

Respond

- Our board of directors, committees and management review and discuss stockholder perspectives to identify priorities and trends
- We respond to stockholder feedback through changes to our practices, enhanced disclosure, or otherwise, as deemed appropriate and in the best interests of our stockholders

57%

46%

100%

Independent directors participated in 100% of meetings with institutional investors.

2024 Proxy Statement	Twilio Inc. 5

Stockholder Engagement
Stockholder Outreach in 2023
Stockholder Outreach
We conducted two rounds of stockholder outreach—one in the spring and one in the fall—during which we reached out to 21 institutional investors holding approximately 57% of our shares outstanding, and conducted meetings with 14 institutional investors holding approximately 46% of our shares outstanding.
One or more of our independent board chair (who at the time served as our lead independent director and is also the chair of our audit committee), the chair of our compensation committee, and the chair of our nominating and corporate governance committee participated in each of these meetings, demonstrating our directors’ strong commitment to understanding our stockholders’ perspectives. Stockholder feedback from these meetings was conveyed to our full board of directors and relevant committees for consideration in their decision-making.

Company Participants
Company participants in these meetings included:
 •  Lead Independent Director (now our Board Chair) and Chair of Audit Committee
 •  Chair of Compensation and Talent Management Committee
 •  Chair of Nominating and Corporate Governance Committee
 •  Investor Relations Team
 •  Chief Legal Officer
 •  Chief People Officer
 •  Chief Social Impact Officer

Topics Discussed
Topics discussed during these meetings included:
 •  Company strategy
 •  Executive compensation
 •  Board structure and composition
 •  Board oversight
 •  Corporate governance
 •  Environmental and social matters

6 Twilio Inc.	2024 Proxy Statement

Stockholder Engagement
Response to Stockholder Feedback
In the course of our discussions with stockholders, we have received valuable feedback on our business strategy and performance, compensation and corporate governance practices, and other matters, as summarized in the chart below. This feedback was conveyed to our full board of directors and relevant committees for consideration in their decision-making. Our consideration of the feedback from stockholders regarding our compensation of our named executive officers is further discussed in “Executive Compensation—Compensation Discussion and Analysis—Stockholder Engagement and Our Say-on-Pay Vote”.
What We Heard	How We Responded
Company Strategy
Reduce operating costs
• In the last year and a half we have taken significant action to reduce the costs of our business. In that time we reduced our workforce by approximately 35%, streamlined our go-to-market efforts to drive greater operating leverage, divested our IoT and ValueFirst businesses, moderated stock-based compensation expense, reduced our real estate footprint and further increased efficiency in R&D and G&A.
• We generated non-GAAP income from operations of $533.0 million in 2023, compared to a non-GAAP loss from operations of $4.5 million in 2022.(1)
• We generated free cash flow of $363.5 million in 2023, compared with free cash flow of ($334.6 million) in 2022.(1)

Address operating challenges in Segment
• In the first quarter of 2024, our Chief Executive Officer, board of directors, and management team conducted an operational review of Segment to determine the best path forward for creating long-term value for our stockholders.
• After a thorough evaluation considering all options, including a sale, we determined that through the implementation of actionable operating changes, we believe we can improve the financial performance of Segment and further differentiate our Communications business.
• As a result, we have developed a plan to deliver a leaner, more effective Segment business that we believe will allow us to drive greater value across the organization for our stockholders.
• We are targeting break-even non-GAAP income from operations for Segment by the second quarter of 2025 and non-GAAP operating profitability thereafter.
• In March 2024, we appointed Thomas Wyatt to the position of President of Segment. Mr. Wyatt will lead a more focused approach to achieve Segment’s financial and operational goals, capitalize on the opportunities presented by AI and continue delivering best-in-class services to our customers.

Reduce stock-based compensation
• We reduced stock-based compensation expense as a percentage of revenue by over 450 basis points for 2023 as compared to 2022.
• We removed significant portions of our employee population from our equity compensation program and reduced equity compensation levels for remaining employees going forward. In 2024, we introduced a broad-based annual cash bonus program to reduce equity compensation for employees generally.

Increase share repurchase program
• In February 2023 our board of directors authorized a $1 billion share repurchase program and in March 2024 our board of directors authorized an additional $2 billion share repurchase program. As of March 31, 2024, we have completed over $1.05 billion of repurchases and we are targeting to complete the remaining authorization by the end of 2024.

Enhance financial reporting disclosures
• In the second quarter of 2023, we began reporting segment-level revenue and gross profit for our Communications and Segment business units.
• In the fourth quarter of 2023, we began reporting segment-level non-GAAP income (loss) from operations and plan to continue doing so going forward.
• This allows stockholders to better understand the performance of the business and track the progress we need to make to achieve our goals of getting Segment to non-GAAP operating income breakeven by the second quarter of 2025 and getting to GAAP operating profitability on a consolidated basis by the fourth quarter of 2025.

2024 Proxy Statement	Twilio Inc. 7

Stockholder Engagement
What We Heard	How We Responded
Executive Compensation
Pay and performance alignment
• In 2023, our former CEO’s direct compensation was limited to base salary totaling $74,918 (with his base salary being reduced from $134,000 to $65,535, effective March 1, 2023).
• Named executive officer base salaries were not increased in 2023 except in connection with promotions. Base salaries were also not increased during our 2024 compensation-setting process.
• We used updated peer groups to set 2023 and 2024 compensation, which reflect a set of companies with comparable market capitalization and revenue. For 2024, we expanded our peer group to add companies from the broader communications industry that also maintain software offerings to better align with our business profile. These changes were designed to position us closer to the median of our peer group in terms of market capitalization and revenue, which had the effect of reducing our market compensation benchmarks.

Incorporate longer performance periods for PSU awards
• In 2024, our compensation committee determined to reintroduce performance-based restricted stock unit (“PSU”) awards and to incorporate a cumulative three-year performance period. The compensation committee’s rationale for reintroducing PSUs in 2024 is further discussed below in “Executive Compensation—Compensation Discussion and Analysis—2024 Executive Compensation Program Changes”.

Incorporate profitability metrics in compensation program
• Our compensation committee selected non-GAAP income from operations as the performance target metric for the performance-based cash awards granted in 2023.
• In 2024, our compensation committee determined to grant PSUs that would vest based on the achievement of (i) three-year cumulative free cash flow targets (70% weighting) and (ii) our relative total stockholder return measured against the S&P 500 Index over a three-year period (30% weighting).

Adopt a short-term incentive plan
• 2023 served as a transition year to an annual cash bonus plan. We granted performance-based cash awards in 2023 based on the achievement of performance targets for annual non-GAAP income from operations.
• In 2024, we implemented an annual cash bonus plan for executives. Consistent with market benchmarks, each of our named executive officers will have an initial target bonus opportunity equal to 100% of base salary and maximum payout opportunities capped at 150% of base salary, with payouts tied to the achievement of (i) organic revenue growth targets (50% weighting) and (ii) non-GAAP income from operations targets (50% weighting).

Corporate Governance
Sunset our dual class structure	• Our dual class voting structure was sunset in June 2023.
Separate CEO and Board Chair roles	• We separated the roles of CEO and board chair in January 2024, appointing Mr. Epstein, an independent director and formerly our lead independent director, as board chair.
Declassify board of directors
• We are seeking stockholder approval at the Annual Meeting to declassify our board of directors. If approved, directors would be elected to one-year terms beginning with our 2025 annual meeting of stockholders.

Continue board refreshment
• Since the beginning of 2021, we have added four new independent directors, each of whom bolsters oversight by our board of directors in areas critical to our business strategy, bringing additional skills and diversity to our board of directors, including most recently appointing Mr. Stafman to provide additional stockholder perspective.
• We amended our corporate governance guidelines to require that each initial director search pool include candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity, formalizing our existing general practice of including and recruiting such candidates.

8 Twilio Inc.	2024 Proxy Statement

Stockholder Engagement
What We Heard	How We Responded
Environmental, Social, and Other
Continue commitment to environmental and social issues
• We are committed to environmental and social issues and make related disclosures, such as our Impact and DEI Report. Stockholders expressed appreciation for this commitment and disclosure and expressed support for ongoing enhancements.

Continue commitment to stockholder engagement	• We enhanced our stockholder engagement program and implemented a year-round outreach and feedback process with formal meetings with our stockholders in the spring and fall.
(1)
Non-GAAP income (loss) from operations and free cash flow are non-GAAP financial measures. Refer to Appendix B for their definitions and a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

2024 Proxy Statement	Twilio Inc. 9

Our Commitment to Environmental, Social, and
Governance Matters
As a company, we recognize the impact that a business can have on its surrounding community and environment, and we are committed to being a responsible corporate citizen. We also value our employees and recognize the critical roles that they play in the achievement of our long-term goals and overall success. The following is intended as a summary of some of the steps we are taking to create a safe and inclusive workplace for our employees and to foster positive impact in our communities and for our stakeholders. More information about our environmental, social and governance (“ESG”) efforts can be found in our most recent Impact and DEI Report, available on the Governance section of our website at https://investors.twilio.com. Information referenced on our website does not constitute part of this proxy statement.
Board Oversight of ESG
We are committed to sound governance and oversight of our impact on the communities where we operate and the environment. Our board of directors has delegated formal oversight of our ESG activities, programs and disclosure to our nominating and corporate governance committee. Members of our nominating and corporate governance committee receive updates from management and consider policy initiatives and actions related to our ESG activities. Our audit committee and compensation committee also play key roles in ESG-related risk oversight.
•
Our nominating and corporate governance committee has primary responsibility for oversight of our ESG activities, programs and disclosure. Members of our management provide our nominating and corporate governance committee with formal updates on our ESG activities and programs.

•
Our audit committee provides oversight of our enterprise risk management framework and processes. Our audit committee also oversees matters related to privacy, cybersecurity, and information and technology security, including reviewing the adequacy of the company’s policies and processes and internal controls related to those matters.

•
Our compensation committee oversees a range of human capital management activities and disclosure of such matters, including relating to talent acquisition, talent management and development and employee engagement, as well as employee diversity, equity and inclusion.

Environmental
We recognize the impact that companies can have on the environment and our goal is to limit our impact on climate change and to carry out our business activities in a sustainable manner.
 • We measure our greenhouse gas footprint annually and in 2023 we received validation from the Science Based Targets initiative for our greenhouse gas reduction target.
 • We are also working to integrate sustainability initiatives into our business practices by:
○ evaluating energy conservation initiatives and renewable energy purchases that can help reduce greenhouse emissions;
○ working with our data center and cloud computing partners to measure our emissions; working to minimize data center energy use by utilizing containerization, server virtualization, selecting efficient equipment that meets environmental industry standards, and streamlining our code to reduce energy consumption; additionally, some of our co-location and cloud computing partners have established 100% renewable energy goals;
○ managing our business travel and educating our suppliers on sustainability;
○ monitoring our water usage and creating a systematic global approach to responsibly dispose of our electronic waste, including through participation in vendor buy-back programs or e-cycling; and
○ fostering the promotion of conservation by recycling, composting, and source reduction in all of our offices globally.

10 Twilio Inc.	2024 Proxy Statement

Our Commitment to Environmental, Social and Governance Matters
Social Impact of Product Portfolio
As a company, we have long been inspired by the imagination of developers tackling complex social problems.
 • Twilio.org, the social impact arm of our company (and not a separate legal entity), provides nonprofits with digital technology at a reduced rate and offers grant funding to help these organizations scale their missions. Whether it is fueling the technology behind crisis hotlines, building video applications that connect teachers and students for distance learning, or using our voice and SMS products to organize underrepresented communities to vote, our nonprofit partners are creating impact at scale through communication.
 • In 2023, more than 20,000 social impact organizations leveraged Twilio products and funding to reach over 546 million people worldwide.

Community Involvement and Philanthropy
We believe communications play a critical role in solving some of the world’s toughest social challenges. Nonprofits are meeting the increased demand for their support through communication technology, and in doing so are helping more individuals build long-term wellbeing and helping communities recover from humanitarian crises.
 • Through Twilio.org, we donate and sell our products at a reduced rate to nonprofits and offer grant funding to help scale these organizations’ missions.
 • In 2015, we reserved 1% of our common stock to fund Twilio.org. As of December 31, 2023, 442,041 shares of our common stock were set aside to fund Twilio.org.
 • In addition to supporting organizations through our technology, we engage our employees through year-round volunteering opportunities, paid volunteer time off, and skills-based activities that leverage our employees’ unique skills. One form of employee volunteering is the WePledge 1% program that Twilio.org launched in 2019. WePledge 1% is our volunteer impact and giving program in which employees can voluntarily pledge to give 1% of their own time, income, or equity (or a combination of all) to causes that resonate with them. In 2023, our employees volunteered over 5,700 hours.

Customer Protection, Data Privacy and Data Security
We are committed to protecting the privacy and data of our customers and users.
 • We have implemented policies and procedures that facilitate compliance with applicable privacy laws, including the California Consumer Privacy Act and the General Data Protection Regulation, and work to use privacy by design in our review and development processes.
 • In 2018, we obtained approval for Binding Corporate Rules—considered one of the highest global standards for data protection. Our BCRs codify our guiding principles and approach to compliance with data protection laws when processing personal information. We are also certified to the Asia-Pacific Economic Cooperation Cross Border Privacy Rules and the European Union-United States Data Privacy Framework.
 • We have proactively taken steps to provide increased visibility to the Twilio community around government requests received for customer information by municipal, state, provincial and federal governments globally. We do this by publishing semi-annual transparency reports. Our transparency reports document how many government requests for information we receive, how we respond, and how often we are permitted by law to notify our customers of these requests.
 • We train employees on policies and procedures for secure data handling and use physical and procedural safeguards to help keep our facilities and equipment secure. All of our employees and contractors are required to complete data privacy and cybersecurity training each year.

2024 Proxy Statement	Twilio Inc. 11

Our Commitment to Environmental, Social and Governance Matters
Diversity, Equity and Inclusion
We remain committed to diversity, equity and inclusion (“DEI”) principles across our business.
 • We publish our gender and race/ethnicity demographic data in our Impact and DEI Report, which is available on the Governance section of our Investor Relations website at https://investors.twilio.com.
 • Our DEI strategy continues to be guided by our vision to make Twilio a more equitable and inclusive workplace for all employees globally, and we will continue to grow our support for all employees regardless of their background or identity. This work is informed by our voluntary self-identification campaign, which empowers employees to give us a more detailed understanding of our workforce.

12 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Board of Directors
Our business and affairs are managed under the direction of a highly independent, experienced, qualified and diverse board of directors. Our board of directors, through our nominating and corporate governance committee, proactively evaluates its composition in the context of our company’s evolving business needs and has taken a thoughtful approach to board composition. Our board of directors and the nominating and corporate governance committee believe the skills, qualities, attributes, experience and diversity of backgrounds (including diversity of gender and race/ethnicity) of our directors provide us with the right range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders. Our board of directors also oversees our stockholder engagement program and reviews investor feedback, which allows us to better understand the perspectives of our stockholders and to take this feedback into account as we shape the composition of our board of directors.

(1)
Includes directors who identify in any of the following categories: African American or Black, Hispanic or Latinx, Asian, Native American or Alaskan Native, Native Hawaiian or Other Pacific Islander, or North African or Middle Eastern.

(2)	We have added four new independent directors since 2021.
*	Each of the graphics above excludes Mr. Deeter, who is not standing for re-election at the Annual Meeting.
Our board of directors currently consists of ten directors. Our board of directors will be reduced to nine directors, effective as of immediately prior to the Annual Meeting. All of our board members, other than Mr. Shipchandler (and, during his time on our board of directors, Mr. Lawson), qualify as “independent” under the listing standards of the New York Stock Exchange. Our board of directors is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The effect that the management proposal to amend our amended and restated certificate of incorporation (our “certificate of incorporation”) to declassify the board of directors will have on the three director classes and their respective terms of office is described below under the heading “Proposal 5—Management Proposal to Amend Our Certificate of Incorporation to Declassify the Board of Directors.”
2024 Proxy Statement	Twilio Inc. 13

Board of Directors and Corporate Governance
The following table sets forth the names, ages as of March 31, 2024, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing and non-continuing members of our board of directors. Mr. Deeter is not standing for re-election at the Annual Meeting. His term as a member of our board of directors will end immediately prior to the Annual Meeting.
	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Directors with Terms Expiring at the Annual Meeting/Nominees
Jeff Epstein	II	67	2017	2024	2027
Khozema Shipchandler	II	50	2024	2024	2027
Andrew Stafman	II	36	2024	2024	2027
Continuing Directors
Charles Bell	I	66	2023	2026	—
Donna Dubinsky	III	68	2018	2025	—
Jeffrey Immelt	I	68	2019	2026	—
Deval Patrick	III	67	2021	2025	—
Erika Rottenberg	I	61	2016	2026	—
Miyuki Suzuki	III	63	2022	2025	—
Non-Continuing Directors
Byron Deeter	II	49	2010	2024	—
Committee Chair	Committee Member	Independent Board Chair
14 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Board Skills and Experience Matrix
Our nominating and corporate governance committee periodically evaluates the composition of our board of directors in the context of our company’s evolving business needs, to ensure that our directors have the skillsets, experiences and backgrounds that collectively add value to the strategic decisions made by our company, that enable them to provide oversight of management, risk, business operations, and corporate strategy, and that allow our board of directors to best fulfill its responsibilities to the long-term interests of our stockholders. This has resulted in the addition of four new independent directors to our board of directors since the beginning of 2021. Summarized below are the skills and experience that we consider important for our directors in light of our business strategy, structure, and market dynamics. Our board of directors and the nominating and corporate governance committee believe the skills, qualities, attributes, experience and diversity of backgrounds (including gender and racial/ethnic diversity) of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders. The matrix below excludes Mr. Deeter, who is not standing for re-election at the Annual Meeting.
	Bell	Dubinsky	Epstein	Immelt	Patrick	Rottenberg	Shipchandler	Stafman	Suzuki
Technology and Software Industry Deep insight in the technology and software industries to oversee our business and the risks we face related to those industries.
Communications Industry Deep insight in the communications industry to oversee our business and the risks we face related to that industry.
Public Company Board Experience to understand the dynamics and operation of a public company.
Public Company Executive / Senior Leadership Experience in senior leadership positions at a public company to analyze, advise and oversee management in decision making, operations and policies.
Finance / Accounting / Audit Knowledge of financial markets, financing and accounting and financial reporting processes.
Sales and Marketing Sales and marketing experience to provide expertise and guidance to grow sales and enhance our brand.

Human Capital / Compensation / Employee Development and Training
Experience attracting and retaining top talent to advise and oversee our people and compensation policies in our competitive environment.

Global Business Operations Experience and knowledge of global operations, business conditions and culture to advise and oversee our global business.
Risk Management Experience in risk oversight.
Regulatory / Government / Public Policy Experience in governmental and regulatory affairs.
Cybersecurity / Information Security / Privacy Expertise to oversee cybersecurity, information security, and privacy management.
Strategy / Business Development / M&A Experience creating long-term value through investment, acquisitions and growth strategies.
Corporate Governance Experience in corporate governance, compliance, policy, investor relations and creating long term sustainable value.
2024 Proxy Statement	Twilio Inc. 15

Board of Directors and Corporate Governance
Nominees for Director

Jeff Epstein
Age: 67
Director Since: 2017
Independent
Committees:
Audit (Chair)
Compensation and Talent Management
Other Public Company Board Experience:
AvePoint, Inc. (2021-present)
Okta, Inc. (2021-present)
Couchbase, Inc. (2015-present)
Poshmark, Inc. (2018-2023)
Shutterstock, Inc. (2012-2021)
Booking Holdings (2003-2019)

Experience:
Mr. Epstein has served as a member of our board of directors since July 2017. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in 2011. Prior to Bessemer Venture Partners, Mr. Epstein served as Chief Financial Officer of several public and private companies, including Oracle Corporation (“Oracle”), an enterprise software company, and DoubleClick Inc. (“DoubleClick”), an Internet advertising company, which was acquired by Google LLC. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford University.

Qualifications:
With his extensive experience as an investor, director and senior financial executive at public and private companies, including as Chief Financial Officer at Oracle and DoubleClick, and as Operating Partner at Bessemer Venture Partners, Mr. Epstein brings to our board of directors in-depth knowledge of the complex accounting, financial and operational issues facing large global companies, with particular expertise in the software industry, and an understanding of accounting principles and financial reporting rules and regulations. In addition, Mr. Epstein’s service on several boards of directors and audit committees of other publicly traded companies give him significant insight into the preparation of financial statements and knowledge of audit procedures as well as risk management oversight.

Khozema Shipchandler Age: 50 Director Since: 2024 Committees: None Other Public Company Board Experience: Smartsheet Inc. (2023-present)
Experience:
Mr. Shipchandler has served as our Chief Executive Officer and as a member of our board of directors since January 2024. Prior to that, Mr. Shipchandler served as our President, Twilio Communications from March 2023 to January 2024, as our Chief Operating Officer from 2021 to 2023, and as our Chief Financial Officer from 2018 to 2021. From 2015 to 2018, Mr. Shipchandler served as Chief Financial Officer and Executive Vice President of Corporate Development at GE Digital, an operational technology and infrastructure software company that is a division of General Electric, a multinational conglomerate. From 1996 to 2015, Mr. Shipchandler served in various executive roles at General Electric, including as Chief Financial Officer, Middle East, North Africa and Turkey from 2011 to 2013. Mr. Shipchandler has served on the board of directors of Smartsheet Inc., an enterprise software company, since June 2023. Mr. Shipchandler holds a B.A. in English and Biology from Indiana University Bloomington.

Qualifications:
With over 25 years of experience growing businesses and driving financial performance across global, public organizations, Mr. Shipchandler brings to our board of directors significant operational and financial leadership skills and expertise, particularly related to companies in the technology and software industry. He also brings a deep and valuable understanding of Twilio’s business, operations and culture, having served in key senior executive roles at Twilio since 2018.

16 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Andrew Stafman Age: 36 Director Since: 2024 Committees: None Other Public Company Board Experience: None
Experience:
Mr. Stafman has been a partner at Sachem Head Capital Management LP, a value-oriented investment management firm based in New York, since 2013. Prior to Sachem Head, Mr. Stafman worked as an Associate at Silver Lake Partners, a global private equity firm focused on technology-enabled investments. Mr. Stafman holds a B.S. in Economics, with a concentration in Finance, from The Wharton School at the University of Pennsylvania.

Qualifications:
During his time at Sachem Head, Mr. Stafman has led prominent activist positions and software related investments. He previously worked in private equity at Silver Lake Partners. Mr. Stafman has extensive knowledge of corporate strategy in finance and corporate governance matters as a result of his investment and private equity background.

2024 Proxy Statement	Twilio Inc. 17

Board of Directors and Corporate Governance
Continuing Directors
Charles Bell Age: 66 Director Since: 2023 Independent Committees: Audit Other Public Company Board Experience: None
Experience:
Mr. Bell has served as a member of our board of directors since March 2023. Since 2021, Mr. Bell has served as Executive Vice President, Security, Compliance, Identity, and Management for Microsoft, Inc. (“Microsoft”), a global software and technology company. From 1998 to 2021, Mr. Bell served in several roles at Amazon.com, Inc. (“Amazon”), an e-commerce and cloud computing company, including as Senior Vice President of Utility Computing from 2016 to 2021, Vice President of Utility Computing from 2005 to 2016, Vice President of eCommerce Platform from 2003 to 2005, and Vice President of Infrastructure from 1998 to 2003. Mr. Bell holds a B.A. in Business Administration, Information Systems Concentration from California State University, Fullerton.

Qualifications:
With his extensive experience in internet information technology, platform software, cloud computing and cybersecurity, including as Executive Vice President, Security, Compliance, Identity and Management at Microsoft, and as the former Senior Vice President of Utility Computing responsible for Amazon Web Services at Amazon, Mr. Bell brings a deep understanding of the technology industry and significant cybersecurity expertise to our board of directors. From his experience in executive leadership roles at multinational companies, Mr. Bell also brings a critical understanding of financial, operational, risk management, and regulatory compliance issues.

Donna Dubinsky Age: 68 Director Since: 2018 Independent Committees: Nominating and Corporate Governance Other Public Company Board Experience: None
Experience:
Ms. Dubinsky has served as a member of our board of directors since December 2018. From 2022 to 2023, Ms. Dubinsky served as a Senior Counselor to the U.S. Secretary of Commerce, Gina Raimondo. Since 2005, Ms. Dubinsky has served as the Board Chair of Numenta, Inc. (“Numenta”), a machine intelligence company that she co-founded, and from 2005 to 2022, Ms. Dubinsky served as Numenta’s Chief Executive Officer. Ms. Dubinsky also co-founded Handspring, Inc. (“Handspring”), a maker of personal digital assistants, and served as its President and Chief Executive Officer from 1998 to 2003 and as Acting Chief Financial Officer from 2002 to 2003. From 1992 to 1998, Ms. Dubinsky served as President and Chief Executive Officer of Palm Computing, Inc. (“Palm”), one of the first companies to develop and design handheld computers and smartphones. Since 2023, Ms. Dubinsky has served on the board of the National Center for the Advancement of Semiconductor Technology, a non-profit entity and she previously served on the board of Intuit Inc. and Yale University, including two years as Senior Fellow. Ms. Dubinsky holds a B.A. from Yale University and an M.B.A. from Harvard Business School.

Qualifications:
With her extensive experience founding and managing technology companies, including Palm, Handspring, and Numenta, Ms. Dubinsky brings to our board of directors experience as a successful entrepreneur with demonstrated expertise and knowledge in business strategy, innovation, executive leadership growth, an in-depth understanding of the technology landscape and valuable insight on growing a company from a start-up to a publicly traded company.

18 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance

Jeffrey Immelt
Age: 68
Director Since: 2019
Independent
Committees:
Compensation and Talent Management (Chair)
Other Public Company Board Experience:
Bright Health Group, Inc. (2020-present)
Bloom Energy Corporation (2019-present)
Desktop Metal, Inc. (2018-present)
Hennessy Capital Investment Corp. V (2021-2022)
Tuya Inc. (2021-2022)

Experience:
Mr. Immelt has served as a member of our board of directors since June 2019. Mr. Immelt is a venture partner of New Enterprise Associates (“NEA”), a venture capital firm, which he joined in 2018. From 2001 to 2017, Mr. Immelt served as Chairman and Chief Executive Officer of General Electric. Prior to being appointed Chief Executive Officer, Mr. Immelt held several global leadership roles at General Electric from 1982 to 2000. Mr. Immelt serves on the boards of directors of certain of NEA’s portfolio companies and previously served as a director of the Federal Reserve Bank of New York, as chairman of the U.S. Presidential Council on Jobs and Competitiveness and as a trustee of Dartmouth College. He holds a B.A. in Applied Mathematics from Dartmouth College and an M.B.A. from Harvard University.

Qualifications:
With his extensive experience as a chief executive and director of global businesses, including as the former Chief Executive Officer and Chairman of General Electric, Mr. Immelt brings to our board of directors a deep expertise in global business and financing strategy, as well as insight into managing all aspects of a multinational business, including operations, sales and marketing, human capital management, executive compensation, and global markets. In addition, Mr. Immelt’s extensive public company board experience gives Mr. Immelt a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters. As a partner of a venture capital firm, Mr. Immelt also brings knowledge of the current landscape of emerging technologies and companies in our industry.

Deval Patrick
Age: 67
Director Since: 2021
Independent
Committees:
Nominating and Corporate Governance
Other Public Company Board Experience:
Cerevel Therapeutics Holdings, Inc. (2021-present)
Toast Inc. (2021-present)
American Well Corporation (2015-2019, 2020-present)
Environmental Impact Acquisition Corp. (2021-2022)
Global Blood Therapeutics, Inc. (2015-2019, 2020-2022)

Experience:
Mr. Patrick has served as a member of our board of directors since January 2021. Since 2024, Mr. Patrick has served as Senior Advisor at The Vistria Group, a leading impact investment firm. Since 2022, Mr. Patrick has served as the David R. Gergen professor of the practice of public leadership and as co-director of the Center for Public Leadership at the Harvard Kennedy School. From 2021 to 2023, he served as a Senior Advisor to Bain Capital LLC (“Bain Capital”), where he previously founded and served as Managing Partner of the Double Impact Fund, a growth equity fund focused on delivering competitive financial returns and positive social impact, from 2015 to 2019. Previously, from 2007 to 2015, Mr. Patrick served as Governor of the Commonwealth of Massachusetts. Mr. Patrick holds an A.B. from Harvard College and a J.D. from Harvard Law School.

Qualifications:
With his extensive experience in leadership roles in both the public and private sectors, including as Governor as the Commonwealth of Massachusetts and as an advisor to Bain Capital, Mr. Patrick brings to our board of directors expertise in leadership, public policy, investment, and the economy. Mr. Patrick also has experience serving on boards of directors of public companies across the biopharmaceutical, healthcare and technology industries, which provides valuable insight into oversight of risk management and regulatory compliance.

2024 Proxy Statement	Twilio Inc. 19

Board of Directors and Corporate Governance
Erika Rottenberg Age: 61 Director Since: 2016 Independent Committees: Audit Nominating and Corporate Governance (Chair) Other Public Company Board Experience: Wix.com Ltd. (2014-2020)
Experience:
Ms. Rottenberg has served as a member of our board of directors since June 2016. From March 2022 to December 2023, Ms. Rottenberg served as a Strategic Advisor at the Chan Zuckerberg Initiative, a philanthropic initiative, after having served as its Vice President and General Counsel from 2018 to 2022. From 2008 to 2014, Ms. Rottenberg served as Vice President, General Counsel and Secretary at LinkedIn Corporation (“LinkedIn”), a professional networking company. From 2004 to 2008, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary at SumTotal Systems, Inc., a talent management enterprise software company. From 1996 to 2002, Ms. Rottenberg served in several roles at Creative Labs, Inc., a computer peripheral and digital entertainment product company, including as Vice President, Strategic Development and General Counsel. From 1993 to 1996, Ms. Rottenberg served as an attorney at Cooley LLP, a law firm, specializing in corporate and employment law. Ms. Rottenberg holds a B.S. in Special and Elementary Education from the State University of New York at Geneseo and a J.D. from the University of California, Berkeley School of Law, formerly known as Boalt Hall School of Law.

Qualifications:
With her extensive experience as an executive and director of private and public technology companies, including as General Counsel of LinkedIn, Ms. Rottenberg brings to our board of directors expertise in corporate governance, risk management oversight, business operations, and legal and compliance matters, including privacy, security and intellectual property. Ms. Rottenberg has a deep understanding of the complex legal, regulatory and corporate governance issues that we face as a global, publicly traded technology company.

Miyuki Suzuki Age: 63 Director Since: 2022 Independent Committees: Compensation and Talent Management Other Public Company Board Experience: Western Digital Corporation (2021-present)
Experience:
Ms. Suzuki has served as a member of our board of directors since August 2022. From 2015 to 2021, Ms. Suzuki served in senior executive roles at Cisco Systems, Inc. (“Cisco”), a networking technology company, including as President, Asia Pacific, Japan and China from 2018 to 2021. From 2011 to 2015, Ms. Suzuki served in several roles at Jetstar Japan Co., Ltd, a low-cost airline, including President and Chief Executive Officer. Prior to that, from 2007 to 2011, Ms. Suzuki served as President and Vice Chairman of KVH Co. Ltd. (“KVH Telecom”), a Japanese telecommunications and IT services company. Prior to that, from 2004 to 2006, Ms. Suzuki served as the Chief Executive Officer of Lexis Nexis Asia Pacific, a legal information company, and from 2002 to 2004, she served as an Executive Vice President and Head of Consumer Business of Japan Telecom Co. Ltd (“Japan Telecom”), which is now part of Softbank Telecommunications. Ms. Suzuki holds an honors degree in History from Oxford University.

Qualifications:
With her extensive experience in management roles at multinational companies in the technology, telecommunication and networking industries, including as a senior executive at Cisco, KVH Telecom and Japan Telecom, Ms. Suzuki brings to our board of directors a critical understanding of our industry and the operational, regulatory and cybersecurity risks and challenges we face. Ms. Suzuki also has deep expertise in global operations and markets as well as experience managing a global workforce, all of which provides our board of directors with a valuable perspective as we continue to expand internationally. As a member of the board of directors of Western Digital, Ms. Suzuki also has a valuable understanding of public company governance.

20 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Director Independence
Our Class A common stock (“common stock”) is listed on the New York Stock Exchange (“NYSE”). Under the listing standards of the NYSE (the “NYSE Listing Standards”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE Listing Standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE Listing Standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE Listing Standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE Listing Standards.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Bell, Deeter, Epstein, Immelt, Patrick and Stafman (and Mr. Dalzell during his board service), and Mses. Dubinsky, Rottenberg and Suzuki do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE Listing Standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” None of our non-employee directors have been employed by our company over the last five years.
Board Leadership Structure
Our board of directors periodically reviews its leadership structure. In January 2024, our board of directors decided that it would be in the best interests of our Company and our stockholders to separate the positions of board chair and Chief Executive Officer. As a result, the roles are currently separated, and Mr. Epstein, an independent director and formerly our lead independent director, is now serving as board chair. We believe that the structure of our board of directors, with Mr. Shipchandler acting as Chief Executive Officer, Mr. Epstein acting as board chair, and all-independent committees overseeing the company’s operations, risks, performance and strategy, provides the most effective governance framework at this time and allows us to benefit from Mr. Epstein’s independent oversight, while enabling Mr. Shipchandler to focus his attention on our business operations and strategy. We believe that an independent board chair will help further facilitate relations between our board of directors, our Chief Executive Officer and other senior management, assist our board of directors in reaching consensus on particular strategies and policies, foster robust evaluation processes, and efficiently allocate oversight responsibilities between the independent directors and management.
In accordance with our corporate governance guidelines, if our board chair were not an independent director, our board of directors would appoint an independent director to serve as lead independent director.
Independent Board Chair
As board chair, Mr. Epstein presides over meetings of our board of directors, works with senior management to prepare agendas for such meetings, serves as a liaison to facilitate and promote communication between senior management and the board of directors, leads engagement with stockholders on behalf of the board, assists in the board’s oversight of key governance matters, and undertakes such additional duties as the board of directors determines.
Mr. Epstein is an experienced director who has served as an empowered, independent voice on our board of directors since 2017. Having served as our lead independent director and chair of our audit committee, he possesses an in-depth knowledge of our Company’s strategy, operations and risks, as well as the demonstrated leadership and relationships to render him an effective liaison with senior management and a respected, expert leader on our board of directors. We believe our Company and our stockholders also benefit from Mr. Epstein’s extensive outside expertise and perspective, having served for many years in senior management and board leadership roles at numerous other public companies.
2024 Proxy Statement	Twilio Inc. 21

Board of Directors and Corporate Governance
Independent Directors and Committees
Our board of directors believes that Mr. Epstein is a strong and effective board chair, serving as an independent voice at the forefront of our leadership structure.
Our independent directors regularly meet in executive sessions led by the board chair after meetings of the board of directors and committees, as needed. These executive sessions allow our independent directors to discuss, without management present, our strategy, the performance and compensation of our Chief Executive Officer and other senior management, effectiveness of our board of directors, and other matters.
Only independent directors serve on the audit committee, the nominating and corporate governance committee and the compensation committee, which we believe provides strong independent leadership and oversight for each of these committees. As a result of the board of directors’ committee system, the independence of our board chair and the existence of a significant majority of independent directors, our board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, stockholder outreach efforts, and corporate governance programs.
Board and Committee Meetings
Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of ten members. Our board of directors will be reduced to nine directors, effective as of immediately prior to the Annual Meeting.
During 2023, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All members of our board of directors then serving in such capacity attended our 2023 annual meeting of stockholders.
Board Committees and Responsibilities
Our board of directors has established an audit committee, a compensation and talent management committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors. Mr. Deeter is not standing for re-election at the Annual Meeting. His term as a member of our board of directors will end immediately prior to the Annual Meeting.
Board of Directors	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Charles Bell
Byron Deeter
Donna Dubinsky
Jeff Epstein
Jeffrey Immelt
Deval Patrick
Erika Rottenberg
Khozema Shipchandler
Andrew Stafman
Miyuki Suzuki
Independent Director	Committee Member	Committee Chair
22 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Audit Committee	MEMBERS
Our audit committee consists of Messrs. Epstein and Bell and Ms. Rottenberg, with Mr. Epstein serving as chair. Mr. Epstein has extensive experience as a Chief Financial Officer, including at Oracle and DoubleClick. Each member of our audit committee meets the requirements for independence under the NYSE Listing Standards and Securities and Exchange Commission (“SEC”) rules (and Ms. Dubinsky met such requirements during her service on our audit committee). Each member of our audit committee also meets the financial literacy and sophistication requirements of the NYSE Listing Standards (and Ms. Dubinsky met such requirements during her service on our audit committee). In addition, our board of directors has determined that Mr. Epstein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
No member of our audit committee may simultaneously serve on the audit committee of more than three public companies unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee.
Our audit committee, among other things:
• selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
• helps to ensure the independence and performance of the independent registered public accounting firm;
• discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;
• develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
• reviews (i) the framework and processes by which management assesses the company’s risk profile and risk exposure, (ii) our major risk exposures, including financial, accounting, tax, operational, privacy, information and data security, cybersecurity, competition, legal and regulatory, and (iii) the company’s processes to monitor and mitigate such exposures;
• evaluates and discusses with management our risks, controls and procedures related to privacy, cybersecurity and information and technology security and related disclosure;
• reviews related party transactions; and
• approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE Listing Standards. A copy of the charter of our audit committee is available on our website at https://investors.twilio.com.
Our audit committee held eight meetings during 2023.
Jeff Epstein (Chair) Erika Rottenberg Charles Bell INDEPENDENCE 100% MEETINGS IN 2023 8
2024 Proxy Statement	Twilio Inc. 23

Board of Directors and Corporate Governance
Compensation and Talent Management Committee	MEMBERS
Our compensation committee consists of Messrs. Immelt and Epstein and Ms. Suzuki, with Mr. Immelt serving as chair. Each member of our compensation committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). Our compensation committee, among other things:
• reviews, determines, and approves, or makes recommendations to our board of directors regarding, the compensation of our executive officers;
• oversees the evaluation of our management;
• reviews corporate succession plans for our executive officers;
• administers our stock and equity compensation plans;
• reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans;
• establishes and reviews general policies relating to compensation and benefits of our employees; and
• reviews and discusses with management our human capital management activities, including, among other things, matters relating to talent management and development, talent acquisition, employee engagement and diversity, equity and inclusion.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE Listing Standards. A copy of the charter of our compensation committee is available on our website at https://investors.twilio.com.
Our compensation committee held six meetings during 2023.
Jeffrey Immelt (Chair) Miyuki Suzuki Jeff Epstein INDEPENDENCE 100% MEETINGS IN 2023 6
24 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Nominating and Corporate Governance Committee	MEMBERS
Our nominating and corporate governance committee consists of Mses. Rottenberg and Dubinsky and Mr. Patrick, with Ms. Rottenberg serving as chair. Each member of our nominating and corporate governance committee meets the requirements for independence under the NYSE Listing Standards and SEC rules (and Messrs. Dalzell and Deeter met such requirements during their service on our nominating and corporate governance committee). Our nominating and corporate governance committee, among other things:
• identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors;
• considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
• reviews and assesses the adequacy of our corporate governance guidelines and policies and practices and recommends any proposed changes to our board of directors;
• oversees and periodically reviews our ESG activities and programs; and
• evaluates the performance of our board of directors and of individual directors.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE Listing Standards. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.twilio.com.
Our nominating and corporate governance committee held four meetings during 2023.
Erika Rottenberg (Chair) Donna Dubinsky Deval Patrick INDEPENDENCE 100% MEETINGS IN 2023 4
2024 Proxy Statement	Twilio Inc. 25

Board of Directors and Corporate Governance
Director Selection and Board Evaluation
Identifying and Evaluating Director Nominees
The board of directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees, including retaining a third-party search firm from time to time to identify and review candidates for membership on our board of directors. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.
Minimum Qualifications and Membership on other Boards
We have a highly effective and engaged board of directors, and members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings and are encouraged to attend our annual meetings of stockholders. The board of directors does not believe that explicit limits on the number of other boards of directors on which the directors may serve, or on other activities the directors may pursue, are appropriate. Rather, we believe that our directors’ service on other companies’ boards enables them to contribute valuable knowledge and perspective to our board of directors. Nonetheless, the board of directors recognizes that carrying out the duties of a director requires a significant commitment of time and attention, and excessive time commitments—whether other board service or otherwise—may interfere with the ability to fulfill our board of director responsibilities. Our corporate governance guidelines require directors to notify the chair of the nominating and corporate governance committee in connection with joining another board and proposed changes to committee memberships on other public company boards. Directors must also regularly update the company regarding other directorships and significant other commitments or positions, so that the potential for conflicts or other factors that may compromise a director’s ability to perform their duties may be fully assessed.
Our board of directors has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the nominating and corporate governance committee’s charter. Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees, which may include consultation with a third-party search firm, and considers all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee considers the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. We do not utilize term or age limits, as our board of directors does not believe that arbitrary limits on the number of consecutive terms a director may serve or on a director’s age are appropriate in light of the substantial benefits resulting from a sustained focus on the Company’s business, strategy and industry over a significant period of time. Some of the qualifications that our nominating and corporate governance committee considers include:
•	integrity, judgment and adherence to high personal ethics and character;
•
demonstrated achievement and competence in their fields, business acumen, understanding of our business and industry, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director;

•	diversity, including in breadth and quality of experience, personal and professional experience, expertise, race, ethnicity and gender;
•	skills, education and expertise;
•	independence and potential conflicts of interest; and
•	the scope and breadth of other commitments.
26 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
In addition to the above criteria, and although there are no further stated minimum criteria for director nominees, our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, to be in our and our stockholders’ best interests.
Our nominating and corporate governance committee reviews the totality of the circumstances of each nominee and each board member to assess the ability of such individuals to devote the requisite time to fulfilling the responsibilities of service on our board of directors and applicable committees. Our nominating and corporate governance committee evaluates many factors when assessing the effectiveness and active involvement of each director, including the director’s attendance at board and committee meetings, participation and level of engagement during these meetings, the role played by the director on our board of directors, as well as on the other boards, including committee membership and chair designation, and the experience and expertise of the director, including both relevant industry experience and service on other public company boards, which enable the director to serve on multiple boards effectively.
Our corporate governance guidelines require that the nominating and corporate governance committee include, and request that any search firm that it engages include, in each initial director search pool qualified candidates who reflect diverse backgrounds, including diversity of gender and race/ethnicity. As such, while our board of directors does not maintain a specific policy with respect to the number of diverse individuals on our board of directors, our nominating and corporate governance committee considers prospective candidates who represent a mix of backgrounds including breadth and quality of experience, personal and professional experience, expertise, race, ethnicity and gender. Our nominating and corporate governance committee values, and takes into account when making determinations regarding nominations of directors, the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Board Evaluation
Annually, our nominating and corporate governance committee works with an outside advisor to conduct a comprehensive evaluation of our board of directors, its committees and its individual members. The evaluation aims (i) to find opportunities where our board of directors and committees can improve their performance and effectiveness, (ii) to assess any need to evolve the composition and expertise of our board of directors and (iii) to assure that our board of directors and committees are operating in accordance with our corporate governance guidelines and committee charters. The collection of information is facilitated by an outside advisor to preserve integrity and anonymity of the members of our board of directors and the company’s senior executives.
The nominating and corporate governance committee is responsible for designing the evaluation process and establishing the evaluation criteria. During the evaluation process, the outside advisor collects feedback from each director and members of our senior management team, and then the results of the evaluation and any recommendations for improvement are provided to our nominating and corporate governance committee and our board of directors. The board of directors and senior executives of the company review and discuss the evaluation results and any actions to be taken as a result of the discussion. Our board of directors, including our nominating and corporate governance committee, uses the results to inform board and committee composition, including considering the attributes and experience that are criteria for membership on our board of directors, and to address the evolving needs of our company.
2024 Proxy Statement	Twilio Inc. 27

Board of Directors and Corporate Governance
Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations as part of our enterprise risk management (“ERM”) approach. Management is responsible for the day-to-day oversight and management of risks we face, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In addition, every employee is required to complete data privacy, cybersecurity and code of conduct training upon joining the company and each year thereafter. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed. As part of this approach, our board considers both the materiality of a risk and its immediacy in making strategic decisions and helping management to prioritize resources.

28 Twilio Inc.	2024 Proxy Statement

Board of Directors and Corporate Governance
Cybersecurity and Information Security Risk Oversight
Our board of directors recognizes the critical importance of maintaining the trust and confidence of our customers, clients, business partners and employees. Our board of directors is actively involved in oversight of our risk management program, and cybersecurity represents an important component of our overall approach to ERM. Our board of directors’ oversight of cybersecurity risk is supported by our audit committee, which regularly interacts with our ERM function, our Chief Digital Officer, our Chief Information Security Officer, other members of management, and relevant committees and working groups in its oversight of cybersecurity-related risks.
Our board of directors, in coordination with our audit committee, is responsible for monitoring and assessing strategic risk exposure. Our audit committee receives regular presentations and reports on cybersecurity risks, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to our peers and third parties, and risks relating to cybersecurity incidents.
Executive Talent Management and Succession Planning
Our board of directors values senior management development and views succession planning as critical to creating long-term stockholder value. In coordination with our Chief Executive Officer and other appropriate members of management, our compensation committee evaluates the performance of, and succession planning for, our management team, and reports its findings to our board of directors, works with the board of directors in evaluating potential successors to management successors, and confers with the Chief Executive Officer to encourage our management team’s employee development programs. Our compensation committee also periodically reviews a succession plan for the Chief Executive Officer position, using formal criteria to evaluate potential successors, and reporting such information to the board of directors. In conducting its evaluation, the compensation committee considers current and future organizational needs, competitive challenges, leadership/ management potential and development and emergency situations.
As a result of the succession planning process, we appointed Mr. Shipchandler as Chief Executive Officer and as a member of our board of directors, succeeding Jeff Lawson, our co-founder, who stepped down as Chief Executive Officer and as a member of our board of directors.
Corporate Governance Policies
Corporate Governance Guidelines and Code of Conduct
Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our corporate governance guidelines and code of conduct is available on our website at https://investors.twilio.com and may also be obtained without charge by contacting our Corporate Secretary at Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105. We intend to disclose any amendments to our code of conduct, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During 2023, no waivers were granted from any provision of our code of conduct.
Compliance and Ethics
Our culture of integrity starts with our corporate governance guidelines and code of conduct, and includes efforts in risk assessment, development of policies, procedures, training, auditing, monitoring, investigations and remediation of potential compliance matters. We have also implemented mandatory anti-harassment, anti-corruption and anti-bribery training as well as more targeted compliance training aimed at addressing the compliance risks of specific roles and business functions.
Furthermore, in order to promote a high standard of ethical and professional conduct within our company, we have engaged with an impartial third party to administer an ethics reporting hotline where, as permitted by law, employees, contractors, customers and vendors may address any issues on a confidential and anonymous basis. Employees may choose the method with which they are most comfortable to discuss any issues or complaints, whether it is through their manager, our human resources partners, or the reporting hotline. In addition, our code of conduct applies to all of our employees, including our officers and board of directors. Violations of the code of conduct may result in disciplinary action, up to and including termination of employment.
2024 Proxy Statement	Twilio Inc. 29

Board of Directors and Corporate Governance
Stockholder Recommendations and Nominations to the Board of Directors
Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Chief Legal Officer at Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Under our third amended and restated bylaws (our “bylaws”), stockholders may also nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide proper written notice that sets forth all of the information required by our bylaws, as well as the additional information required by Rule 14a-19(b) under the Exchange Act. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, as described above under the section titled “Procedural Matters—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Stockholder and Other Interested Party Communications
Our board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, with our non-management directors as a group, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole or to our non-management directors as a group, stockholders and other interested parties may send such communication to our Chief Legal Officer via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105, Attn: Chief Legal Officer.
For a stockholder or other interested party communication directed to an individual director, including our non-management directors, in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105, Attn: [Name of Individual Director].
We encourage stockholders to email any such communications to us at legalnotices@twilio.com to help ensure prompt receipt. Our Chief Legal Officer, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to our board chair.
Non-Employee Director Compensation
Non-Employee Director Compensation Policy
We have adopted a compensation policy for our non-employee directors (as amended and restated from time to time, the “Non-Employee Director Compensation Policy”) to attract, retain and award these individuals and align their long-term interests with those of our company and our stockholders. Our non-employee directors are paid in the form of restricted stock units (“RSUs”) only and do not receive cash compensation. Employee directors receive no additional compensation for their service as a director.
Decisions regarding the Non-Employee Director Compensation Policy are approved by our board of directors based on recommendations from our compensation committee. Our compensation committee conducts an annual evaluation of the design and competitiveness of our Non-Employee Director Compensation Policy in light of best practices, market trends and a competitive market analysis of data for our compensation peer group prepared by its compensation consultant, and makes appropriate recommendations to our board of directors with respect to the compensation of our non-employee directors.
During 2023, our compensation committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its independent compensation consultant to advise on, among other things, non-employee director compensation matters. In doing so, our compensation committee reviewed and considered a peer group compensation data analysis prepared by Compensia to understand market non-employee director compensation practices. Following a review and consideration of market data, our compensation committee recommended to our board of directors, and our board of directors approved, that non-employee director compensation would continue to be paid solely in the form of RSUs and that the value of such non-employee director compensation would remain unchanged from 2022 levels.
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Board of Directors and Corporate Governance
For purposes of the amounts described in this section, the values are calculated as set forth in the Non-Employee Director Compensation Policy. For the aggregate grant date fair value of the RSUs awarded to the non-employee directors in 2023, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), please see “2023 Non-Employee Director Compensation Table” below.
Annual Equity Grant and Annual Equity Retainer
For 2023, our non-employee directors received compensation in the form of RSUs only. Pursuant to our Non-Employee Director Compensation Policy, each non-employee director who continues as a member of our board of directors following each annual meeting of stockholders receives a grant of RSUs having a value of $250,000 (the “Annual Equity Grant”).
Each non-employee director also receives an annual equity retainer for board and committee membership, the values of which are as set forth below. The aggregate amount that each non-employee director receives for such director’s membership on our board of directors, as a member or chair of a committee, or as the lead independent director, is referred to as the “Annual Equity Retainer”.
Annual Equity Retainer for Board Membership (the “Annual Board Retainer”)		$45,000
Additional Annual Equity Retainer for Lead Independent Director(1)		$30,000

Additional Annual Equity Retainer for Committee Membership:	Chair Retainer	Member Retainer
Audit Committee	$26,000	$13,000
Compensation and Talent Management Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$12,000	$6,000
(1)
In 2024, following the separation of the roles of Board Chair and Chief Executive Officer, our compensation committee conducted a review with Compensia of peer company board compensation trends, and our Non-Employee Director Compensation Policy was amended to provide a $75,000 annual retainer for the newly created role of Independent Board Chair.

The Annual Equity Grant and Annual Equity Retainer are granted in four quarterly installments over the course of the year that commences on the date of each annual meeting of stockholders, with such grants to be made on each of September 15, December 15, March 15, and the earlier of (i) June 15 or (ii) the day that is immediately prior to the next subsequent annual meeting of stockholders (each such date, a “Quarterly Date,” and each such grant, a “Quarterly Grant”). The value of each Quarterly Grant is equal to the value of the portion of the Annual Equity Retainer and Annual Equity Grant applicable to the period beginning on the day after the immediately preceding Quarterly Date and ending on the then-current Quarterly Date (the “Quarterly Period”), based on the board and committee roles held by the non-employee director during such Quarterly Period. The number of RSUs granted for each Quarterly Grant is determined by dividing the applicable values by the average closing market price on NYSE of one share of our common stock over the trailing 30-day period ending five business days before the effective date of the applicable grant. Each Quarterly Grant is fully vested upon the date of grant.
Initial Equity Grants
Our Non-Employee Director Compensation Policy during 2023 provided that, upon initial election to our board of directors, each non-employee director would be granted RSUs having a value of $575,000 (the “Initial Equity Grant”). The Initial Equity Grant vests in equal annual installments over three years, subject to continued service as a director through the applicable vesting dates; provided, however, that if a non-employee director is elected on a date other than at the annual meeting of stockholders, one-third of such value is pro-rated by the amount of time between such election and the next annual meeting of stockholders and such pro-rated portion vests on the day prior to the next annual meeting of stockholders (the “Initial Vesting Date”), with the other two-thirds vesting annually on the one and two-year anniversaries of the Initial Vesting Date over the following two years following such Initial Vesting Date.
During 2023, the number of RSUs for the Initial Equity Grant was determined by dividing the applicable value by the average closing market price on NYSE of one share of our common stock over the trailing 30-day period ending five business days before the effective date of the grant.
2024 Proxy Statement	Twilio Inc. 31

Board of Directors and Corporate Governance
Other Non-Employee Director Compensation Terms
Awards granted under our Non-Employee Director Compensation Policy are subject to full accelerated vesting upon a “sale event,” as defined in our 2016 Stock Option and Incentive Plan (as amended and restated, the “2016 Plan”).
Our Non-Employee Director Compensation Policy also provides that, pursuant to the 2016 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation but excluding expense reimbursement, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2016 Plan or any similar provision of a successor plan).
We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our board of directors or any committee thereof.
Non-Employee Directors’ Deferred Compensation Program
In July 2017, we implemented a Non-Employee Directors’ Deferred Compensation Program to offer our non-employee directors the ability to defer the receipt of any RSUs granted to them from Initial Equity Grants or Annual Equity Grants under the 2016 Plan. In advance of an award of RSUs and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her RSUs until the earliest of (i) 90 days after such non-employee director ceases to serve as a member of our board of directors; (ii) the consummation of a “sale event”; or (iii) 90 days after the non-employee director’s death (such earliest date, the “Payment Event”). Upon the vesting of the RSUs, any amounts that would otherwise have been paid in shares of our common stock will be converted into deferred stock units (“DSUs”) on a one-to-one basis and credited to the non-employee director’s deferral account. The DSUs will be paid in shares of our common stock on a one-to-one basis in a single lump sum (and will cease to be held in the non-employee director’s deferred account) as soon as practicable following the Payment Event.
Death Equity Acceleration Policy
See “Executive Compensation—Other Compensation Policies and Practices—Death Equity Acceleration Policy” for a discussion of the treatment of equity awards upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with us or any of our subsidiaries.
Stock Ownership Policy
In April 2018, we adopted a stock ownership policy for our non-employee directors, which was amended and restated in September 2020 and March 2022. Our stock ownership policy (as amended, the “Stock Ownership Policy”), requires our non-employee directors to acquire and hold a number of shares of our common stock equal in value to five times the Annual Board Retainer (as then in-effect). We only count directly and beneficially owned shares, in addition to shares underlying vested RSUs that are held or deferred. We do not count shares underlying vested and unexercised in-the-money stock options, unvested options, unvested RSUs or other unvested equity awards. Each non-employee director has five years from the later of his or her initial election to the board of directors or from the effective date of the Stock Ownership Policy to attain the required ownership level. As of December 31, 2023, all of our non-employee directors are in compliance with our Stock Ownership Policy or are within the five-year phase in period.
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Board of Directors and Corporate Governance
2023 Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in 2023, all of which were paid solely in RSUs. Mr. Lawson, who at the time served as our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Lawson, as a named executive officer, is presented in “Executive Compensation—Summary Compensation Table.”
Name	Stock awards ($)(1)(2)	Total ($)
Charles Bell(3)	636,395	636,395
Byron Deeter	325,158	325,158
Donna Dubinsky	332,740	332,740
Jeff Epstein	390,048	390,048
Jeffrey Immelt	340,374	340,374
Deval Patrick	318,791	318,791
Erika Rottenberg	345,807	345,807
Miyuki Suzuki	329,518	329,518
Richard Dalzell(4)	159,561	159,561
(1)
Stock awards consist solely of RSUs. Annual Equity Grants and Annual Equity Retainers vest immediately upon grant. Initial Equity Grants vest in equal annual installments over three years, subject to any pro-ration as described above. The amounts reported in this column represent the aggregate grant date fair value of the RSUs awarded to the non-employee directors in 2023, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024. Each of Ms. Dubinsky and Messrs. Bell, Epstein and Patrick elected to defer a portion of the RSUs issued pursuant to each of their Quarterly Grants, which DSUs are reflected in the table above and shown separately in the table below.

(2)
As of December 31, 2023, the non-employee directors who served on our board of directors during 2023 had the following outstanding equity awards, in addition to the DSUs set forth in the table below: Mr. Bell held 5,744 RSUs; Mr. Patrick held 423 RSUs; and Ms. Suzuki held 4,406 RSUs.

(3)	Mr. Bell was appointed to our board of directors on March 28, 2023 and received an Initial Equity Grant of 6,428 RSUs.
(4)	Mr. Dalzell did not stand for re-election at the 2023 Annual Meeting of Stockholders. Accordingly, his service as a director ended on June 13, 2023.
The following table sets forth the aggregate number of DSUs accumulated in each director’s deferral account as of December 31, 2023 from deferrals of RSUs granted to them.
Name	Accumulated DSUs
Charles Bell	4,162
Donna Dubinsky	8,745
Jeff Epstein	28,901
Deval Patrick	8,496
Compensation Committee Interlocks and Insider Participation
During 2023, Ms. Suzuki and Messrs. Immelt and Epstein served on the compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
2024 Proxy Statement	Twilio Inc. 33

PROPOSAL NO. 1 Election of Directors
Our board of directors is currently composed of ten members. Byron Deeter previously informed our board of directors of his intent to not stand for re-election at the Annual Meeting. Accordingly, Mr. Deeter’s service as a member of our board of directors will end immediately prior to the Annual Meeting, at which time our board of directors will be reduced to nine members. In accordance with our certificate of incorporation, our board of directors is divided into three classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Jeff Epstein, Khozema Shipchandler and Andrew Stafman as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Epstein, Shipchandler and Stafman will serve as Class II directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you do not vote your shares or do not specify your voting instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Epstein, Shipchandler and Stafman. We expect that Messrs. Epstein, Shipchandler and Stafman will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Withhold” votes and broker non-votes will have no effect on the outcome of this proposal. See “Procedural Matters—How many votes are needed for approval of each proposal?” for further information.
The Board of Directors recommends a vote “FOR” each of the nominees named above.
34 Twilio Inc.	2024 Proxy Statement

PROPOSAL NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, KPMG served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. However, neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended December 31, 2022 and 2023.
	2022	2023
	(in thousands)
Audit Fees(1)	$3,836	$5,655
Audit-Related Fees(2)	311	—
Tax Fees(3)	40	—
All Other Fees	—	—
Total Fees	$4,187	$5,655
(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, and the review of the financial statements included in our quarterly reports. Fees for fiscal year 2022 also consisted of fees related to consent filings and included work related to our equity method investment, impairment of long-lived assets, legacy system testwork and statutory audit of one of our international subsidiaries. Fees for fiscal year 2023 also included work related to our reportable segments, revenue of our Segment business unit, and restructurings.

(2)
Audit-Related Fees for fiscal year 2022 consisted of professional services rendered in connection with the due diligence of transactions or events, including equity method investment, and enterprise resource planning implementation.

(3)
Tax Fees for fiscal year 2022 consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal and state tax compliance.

Auditor Independence
In our fiscal year ended December 31, 2023, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.
2024 Proxy Statement	Twilio Inc. 35

PROPOSAL NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2022 and 2023 were pre-approved by our audit committee and were determined by our audit committee to be compatible with maintaining KPMG’s independence.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
36 Twilio Inc.	2024 Proxy Statement

PROPOSAL NO. 3 Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our compensation programs are designed to effectively align the interests of our named executive officers with the interests of our stockholders by focusing on long-term incentives that correlate with the growth of sustainable long-term value for our stockholders. Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which discusses how our executive compensation program policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect.
The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
2024 Proxy Statement	Twilio Inc. 37

PROPOSAL NO. 4 Non-Binding Advisory Vote to Indicate the Preferred Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of Our Named Executive Officers
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, every two years, or every three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the non-binding advisory vote to approve the compensation of our named executive officers continue to be submitted to the stockholders every year. In reaching this recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
Vote Required
While our board of directors believes that its recommendation is appropriate at this time, the stockholders will not be voting to approve or disapprove of the recommendation of our board of directors. Instead, the proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions will have the same effect as votes against each of the proposed voting frequencies and broker non-votes will have no effect on this proposal.
As an advisory vote, this proposal will not be binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders on this matter and, to the extent there is any significant vote of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future say-on-pay votes.
The Board of Directors recommends that you vote for “ONE YEAR” as the preferred frequency of future non-binding advisory votes to approve the compensation of our named executive officers.
38 Twilio Inc.	2024 Proxy Statement

PROPOSAL NO. 5 Management Proposal to Amend Our Certificate of Incorporation to Declassify the Board of Directors
Under our certificate of incorporation and bylaws, our board of directors is divided into three classes. Directors in each class serve on the board of directors until the third succeeding annual meeting of stockholders after their election, such that the term of office of one class expires at each annual meeting.
Proposal No. 5 would amend our certificate of incorporation to begin declassification of our board of directors at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”) if this Proposal No. 5 is approved by the requisite vote of our stockholders at the Annual Meeting. Directors elected at this Annual Meeting will be elected to three-year terms expiring at the annual meeting of stockholders held in 2027. If the proposed amendments are approved at this Annual Meeting, then, beginning with the class of directors standing for election at the 2025 Annual Meeting, directors will be elected to one-year terms of office. Directors currently serving terms that expire at the annual meetings of stockholders to be held in 2025 and 2026 will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter their successors will be elected to one-year terms. At the 2027 annual meeting of stockholders and annual meetings thereafter, all directors will stand for election annually, and the board of directors will no longer be classified. Any director appointed to fill a vacancy will be appointed for a term expiring upon the expiration of the term of the director whose place is filled, except that any director appointed to fill a vacancy arising from an increase in the size of the board of directors will be appointed for a term expiring at the earliest annual meeting of stockholders that follows their appointment. Our board of directors has approved certain conforming changes to our bylaws, contingent on the effectiveness of these proposed amendments to our certificate of incorporation.
With respect to Proposal No. 5, the proposed amendments to our certificate of incorporation are included with this proxy statement as Appendix A. This description of the proposed amendments to our certificate of incorporation is qualified in its entirety by reference to the text of the amendments as set forth in Appendix A.
In proposing these amendments to our certificate of incorporation and seeking to evolve our governance structure, our board of directors has considered feedback from our stockholders and evolving governance practices. Our board of directors unanimously concluded, on the recommendation of the nominating and corporate governance committee, that the proposed changes contemplated by this Proposal No. 5 are advisable and in the best interest of the Company and our stockholders.
If this Proposal No. 5 is approved by the requisite vote of our stockholders at the Annual Meeting, the proposed amendments to our certificate of incorporation would become effective upon the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting if our stockholders approve the amendments. If this Proposal No. 5 is not approved by the requisite votes of our stockholders at the Annual Meeting, the amendments to our certificate of incorporation described in this Proposal No. 5 would not become effective and the provisions that require a classified board would continue to apply.
Vote Required
The approval of this Proposal No. 5 and the amendments to our certificate of incorporation to declassify the board of directors requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote against this proposal.
The Board of Directors recommends a vote “FOR” the management proposal to amend our Certificate of Incorporation to declassify the Board of Directors.
2024 Proxy Statement	Twilio Inc. 39

Report of the Audit Committee
The audit committee is a committee of the board of directors composed solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on our website at https://investors.twilio.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the audit committee’s performance and the adequacy of its charter on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of our consolidated financial statements and our internal control over financing reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 and management’s report on internal control over financial reporting with management and KPMG;
•
discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the PCAOB in Rule 3200T; and

•
received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the audit committee of the board of directors:
Jeff Epstein (Chair)
Donna Dubinsky
Erika Rottenberg
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
40 Twilio Inc.	2024 Proxy Statement

Executive Officers
The following table identifies certain information about our executive officers as of March 31, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Khozema Shipchandler	50	Chief Executive Officer and Director(1)
Aidan Viggiano	45	Chief Financial Officer(2)
Dana Wagner	48	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
(1)
Mr. Shipchandler served as our Chief Financial Officer from November 2018 to October 2021, our Chief Operating Officer from October 2021 to March 1, 2023 and our President, Twilio Communications from March 1, 2023 to January 8, 2024, at which time he became Chief Executive Officer.

(2)	Ms. Viggiano served as our Senior Vice President, Finance from November 2021 to March 1, 2023, at which time she became Chief Financial Officer.
Khozema Shipchandler. See the section titled “Board of Directors and Corporate Governance—Directors—Continuing Directors” for Mr. Shipchandler’s biographical information.
Aidan Viggiano. Ms. Viggiano has served as our Chief Financial Officer since March 2023. Previously, Ms. Viggiano served as our Senior Vice President of Finance from 2021 to 2023 and as our Vice President of Corporate Finance from 2019 to 2021. From 2003 until 2019, Ms. Viggiano served in a variety of finance leadership positions at General Electric, including, most recently, in Investor Relations from 2018 to 2019, and as Chief of Staff to the Chief Financial Officer from 2012 until 2017. Ms. Viggiano holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Dana Wagner. Mr. Wagner has served as our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary since December 2021. From 2018 to 2021, Mr. Wagner served as the Chief Legal Officer of Impossible Foods Inc., a company that develops plant-based substitutes for meat products. From 2018 to 2020, he was an Adjunct Professor at Northwestern University, and he has taught and lectured at Berkeley Law periodically since 2019. From 2011 to 2016, Mr. Wagner served as General Counsel of Square, Inc. (now Block, Inc.), a financial technology company. From 2007 to 2011, Mr. Wagner served in various legal positions at Google Inc., a multinational technology company, and prior to 2007, he held various positions in the U.S. Department of Justice. Mr. Wagner holds a B.A. in Comparative Literature and Economics from the University of California, Berkeley, and a J.D. from Yale Law School.
2024 Proxy Statement	Twilio Inc. 41

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2023 and certain aspects of our compensation program for 2024. It also provides an overview of our executive compensation philosophy and objectives. Finally, it discusses how our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2023, including the key factors that our compensation committee considered in determining their compensation. During 2023, these individuals were:
•	Jeff Lawson, Former Chief Executive Officer and Board Chair
•	Aidan Viggiano, Chief Financial Officer
•	Khozema Shipchandler, Chief Executive Officer and Director and Former President, Twilio Communications
•	Dana Wagner, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
•	Elena Donio, Former President, Twilio Data & Applications
Leadership Transitions
•
In January 2024, we appointed Khozema Shipchandler as our Chief Executive Officer, succeeding Jeff Lawson, our co-founder, who stepped down as Chief Executive Officer and as a member of our board of directors (the “CEO Transition”) effective January 8, 2024. Mr. Shipchandler had most recently served as President, Twilio Communications from March 1, 2023, where he successfully pivoted the business to optimize for profitable growth. Prior to serving in this role, Mr. Shipchandler served as our Chief Financial Officer from 2018 to 2021, Chief Operating Officer from 2021 until March 1, 2023, and previously spent over two decades at General Electric.

This transition was part of our long-term leadership development and succession planning strategy, which is overseen by our compensation committee. Our succession planning process is further discussed in “Board of Directors and Corporate Governance—Executive Talent Management and Succession Planning”.
Contemporaneous with the CEO Transition, our board of directors separated the roles of Board Chair and Chief Executive Officer and appointed Jeff Epstein, an independent director and formerly our lead independent director, to fill the newly created role of Independent Board Chair. Our board structure is further discussed in “Board of Directors and Corporate Governance—Board Leadership Structure”.
•	Ms. Viggiano served as Senior Vice President of Finance from 2021 until March 1, 2023, at which time she became our Chief Financial Officer.
•
Ms. Donio served as our President, Twilio Data & Applications from March 1, 2023 until she stepped down effective December 15, 2023, after which she remained employed in an advisory role until March 31, 2024. Prior to serving as President, Twilio Data & Applications, Ms. Donio served as President of Revenue from 2022 to March 1, 2023, and as a member of our board of directors from 2016 to 2022.

42 Twilio Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Executive Summary
Business Update
Over the past year and a half, amid an evolving operating environment, we took robust proactive action to better position our business to achieve durable, profitable growth. Some of the key actions we have taken include:
•	Established new operating model: Created two distinct business units—Communications and Segment—to provide better focus, accountability and transparency.
•	Streamlined go-to-market: Repositioned our sales organization to better address unique buyer needs.
•
Rationalized operating expenses: Reduced our workforce by ~35% since September 2022, divested our IoT and ValueFirst businesses, reduced our real estate footprint, increased efficiency in R&D and G&A, and implemented other cost reductions across the business.

•
Reduced stock-based compensation: Reduced stock-based compensation expense as a percentage of revenue by over 450 basis points for 2023 as compared to 2022, and reducing equity compensation for employees generally.

•	Returned capital: Announced $3 billion in aggregate share repurchase authorizations that we are targeting to be completed by the end of 2024.
•	Conducted operational review of Segment business: Resulted in a leaner business that we expect will be more effective and allow us to unlock incremental value in our Communications business.
•
Accelerated path to profitability: Accelerated our target timeline to achieve GAAP operating profitability on a consolidated basis to the fourth quarter of 2025 and targeting break-even non-GAAP income from operations for Segment by the second quarter of 2025.

•
Enhanced financial reporting disclosures: Began reporting segment-level revenue, gross profit, and non-GAAP income (loss) from operations for Communications and Segment, allowing stockholders to better understand the performance of the business and track our progress.

Financial Performance and Capital Allocation
Our top priority is creating long-term value for our stockholders by driving Twilio towards durable, profitable growth. Our 2023 financial highlights include the following:
•	Revenue of $4.15 billion, up 9% year-over-year. Communications revenue of $3.86 billion, up 9% year-over-year. Segment revenue of $295.3 million, up 7% year-over-year.
•	Organic revenue growth of 10% year-over-year. Communications organic revenue growth of 11% year-over-year. Segment organic revenue growth equal to its GAAP revenue growth of 7% year-over-year.(1)
•	GAAP loss from operations of $876.5 million in 2023, compared with GAAP loss from operations of $1.21 billion in 2022.
•	Non-GAAP income from operations of $533.0 million in 2023, compared with non-GAAP loss from operations of $4.5 million in 2022.(1)
•	Communications non-GAAP income from operations of $842.0 million. Segment non-GAAP loss from operations of $72.4 million.
•	Net cash provided by operating activities of $414.8 million in 2023, compared with net cash used in operating activities of $254.4 million in 2022.
•	Free cash flow of $363.5 million in 2023, compared with free cash flow of ($334.6 million) in 2022.(1)
•	Reduced stock-based compensation expense as a percentage of revenue by over 450 basis points for 2023 as compared to 2022.
(1)
Organic revenue growth, Communications organic revenue growth, Segment organic revenue growth, non-GAAP income (loss) from operations, and free cash flow are non-GAAP financial measures. Refer to Appendix B for their definitions and a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

2024 Proxy Statement	Twilio Inc. 43

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Additionally, as announced in connection with the conclusion of the operational review of Segment in March 2024, we accelerated our target timeline to achieve GAAP operating profitability on a consolidated basis to the fourth quarter of 2025, and we are targeting break-even non-GAAP income from operations for our Segment business by the second quarter of 2025.
Given the strength of our balance sheet and the improving free cash flow generation in our business, in February 2023, our board of directors authorized a $1 billion share repurchase program, and in March 2024, our board of directors announced an additional $2 billion share repurchase program. As of March 31, 2024, we have completed over $1.05 billion of repurchases and we are targeting to complete the remaining authorization by the end of 2024. We believe that these capital return programs create value for stockholders while reducing dilution from stock-based compensation.
2023 Executive Compensation Program Highlights
In 2023, in consideration of our evolving business environment, we undertook significant actions to reposition our business to achieve durable, profitable growth. In designing our compensation program for 2023, our compensation committee considered both how to best support the successful execution of these initiatives while managing near-term retention and to respond to stockholder feedback on our 2022 compensation program. We adopted a compensation structure for 2023 that was responsive to our business priorities and was intended to be a transitional year to support the retention and stability of our leadership team to achieve our profitable growth strategy and to provide immediate alignment of their interests with those of our stockholders. Our compensation structure for 2024 better reflects our intended approach moving forward.
•	For 2023, we listened to our stockholders and updated our compensation program in response:
We engaged with our stockholders to understand their perspectives on our 2022 compensation program and to develop appropriate responsiveness actions. We heard concerns about the magnitude of pay, based largely on the front-loaded PSU awards granted to executives in 2022, as well as a desire to see a more normalized structure of the executive compensation program with an annual incentive program. In 2023, we did not grant additional PSUs to our executives and did not raise base salaries except in connection with promotions, which is reflected in the significant decline in the reported compensation for 2023. Additionally, we began a transition to a performance-based cash incentive program by granting our named executive officers (other than our Chief Executive Officer) a performance-based cash award based on non-GAAP income from operations targets. We also updated our peer group in both 2022 and 2023 to reflect our evolving business strategy and market capitalization to ensure our pay benchmarks remain appropriate, which had the effect of reducing our market compensation benchmarks.
•	CEO direct compensation in 2023 was limited to base salary:
Our compensation committee reduced our Chief Executive Officer’s annual base salary by more than 50% from $134,000 to $65,535, effective March 1, 2023. Additionally, our Chief Executive Officer was not eligible for a performance-based cash award and did not receive any equity awards in 2023.
•	2023 PSU payouts were directly tied to our financial performance:
The second tranche of our 2022 PSU grants based on 2023 revenue performance paid out at 0% despite delivering organic revenue of 10%, in line with our guidance for the year, highlighting the rigor of the PSU award targets and underscoring our commitment to a pay-for-performance philosophy.
2023 Executive Compensation Program Design
Chief Executive Officer
Our compensation committee took the following key actions with respect to the compensation of Jeff Lawson, our Chief Executive Officer for 2023:
Element	2023 Design	Rationale
Base Salary	Reduced from $134,000 to $65,535, effective March 1, 2023
In consideration of stockholder feedback, recent company performance, and the magnitude of his 2022 PSU award, our Chief Executive Officer’s base salary was reduced and he did not receive any additional equity or performance-based cash awards in 2023.

Annual Cash-Based Incentive	None
Long-Term Incentive	None
44 Twilio Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Other Named Executive Officers
To manage retention and incentivize execution on near-term initiatives while still providing alignment with our stockholders, our compensation committee took a holistic approach to determining the mix of incentive-based compensation for non-CEO named executive officers. Consistent with the front-loaded design of the 2022 PSU awards and stockholder feedback, our compensation committee did not award additional PSUs to our named executive officers in 2023.
Our compensation committee took the following key actions with respect to the compensation of our named executive officers (other than our Chief Executive Officer) for 2023:
Element	2023 Design	Rationale
Base Salary	• No increases from 2022 levels except for Ms. Viggiano in connection with her promotion
Consistent with the recommendation of our Chief Executive Officer, our compensation committee did not increase the base salaries of any of our named executive officers from their 2022 levels, other than for Ms. Viggiano, whose base salary was increased in connection with her promotion to Chief Financial Officer.

Annual Cash-Based Incentive	• 25% of target incentive-based compensation for the year • Based on non-GAAP income from operations performance targets
Performance-based cash awards were granted in alignment with our stockholders’ preference for a more standard short-term performance-based cash plan and to incorporate profitability metrics into our compensation program.

These awards were intended to enhance incentives for near-term performance on our critical profitability goals and further our retention objectives, while taking into account market volatility and recent stock price performance as well as our desire to reduce stock-based compensation expense.

Long-Term Incentive
• 25% of target incentive-based compensation granted as RSUs vesting over one year

• 50% of target incentive-based compensation granted as RSUs vesting over four years

• No additional PSUs were granted in 2023

Our compensation committee granted RSUs vesting over one year to provide immediate alignment of our executive team with stockholders and to support the stability of our leadership team during a critical period for our long-term growth strategy.

A majority of RSUs were granted with a four-year vesting period to encourage executive retention and a focus on creating long-term stockholder value.

We did not grant additional PSUs to our named executive officers in 2023 because the PSUs granted in 2022 were designed as a front-loaded award to cover multiple years of grant value.

2023 Performance Program Outcomes
The performance-based cash awards granted in 2023 paid out at 100% of target as a result of non-GAAP income from operations for 2023 being $533 million, which exceeded our $250 million target (payouts were capped at 100%).
The 2023 tranche of the PSUs granted in 2022 resulted in 0% payout due to organic revenue growth for 2023 being 10%, which was 1/3 of the target amount and 1/2 of the threshold amount, evidencing the rigorous targets set by our compensation committee.
2024 Proxy Statement	Twilio Inc. 45

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Stockholder Engagement and Our Say-on-Pay Vote
We value our stockholders’ feedback and are committed to maintaining a regular dialogue to understand the perspectives of our stockholders. We believe that ongoing engagement builds mutual trust and alignment with our stockholders.
Stockholder Outreach
At our 2023 annual meeting of stockholders, we held a say-on-pay vote on the compensation of our named executive officers for 2022, which received the support of approximately 68% of the votes cast.
In order to better understand this vote result and to solicit stockholder feedback on our pay practices, we undertook an extensive stockholder outreach campaign following our 2023 annual meeting of stockholders. We reached out to 21 institutional investors holding approximately 57% of our shares outstanding, and conducted meetings with 14 institutional investors holding approximately 46% of our shares outstanding, to, among other things, discuss our executive compensation program, solicit feedback and ensure that we had insight into the issues that were most important to our stockholders.
One or more of our independent board chair (who at the time served as our lead independent director and is also the chair of our audit committee), the chair of our compensation committee, and the chair of our nominating and corporate governance committee participated in each of these meetings, demonstrating our directors’ strong commitment to understanding our stockholders’ perspectives. Stockholder feedback from these meetings was conveyed to our full board of directors and relevant committees for consideration in their decision-making.

46 Twilio Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
In the course of our discussions with stockholders, we received valuable feedback on our compensation program, with key themes summarized in the chart below. This feedback was conveyed to our full board of directors and our compensation committee for consideration in their decision-making. Key feedback we received from stockholders and our responses is described in the chart below.
What We Heard	How We Responded
Pay and performance alignment
• In 2023, our former CEO’s direct compensation was limited to base salary totaling $74,918 (with his base salary being reduced from $134,000 to $65,535, effective March 1, 2023).
• Named executive officer base salaries were not increased in 2023 except in connection with promotions. Named executive officer base salaries were also not increased during our 2024 compensation-setting process.
• We used updated peer groups to set 2023 and 2024 compensation, which reflect a set of companies with comparable market capitalization and revenue. For 2024, we expanded our peer group to add companies from the broader communications industry that also maintain software offerings to better align with our business profile. These changes were designed to position us closer to the median of our peer group in terms of market capitalization and revenue, which had the effect of reducing our market compensation benchmarks.

Incorporate longer performance periods for PSU awards
• In 2024, our compensation committee determined to reintroduce PSU awards and to incorporate a cumulative three-year performance period. The compensation committee’s rationale for reintroducing PSUs in 2024 is further discussed below in “2024 Executive Compensation Program Changes”.

Incorporate profitability metrics in compensation program
• Our compensation committee selected non-GAAP income from operations as the performance target metric for the performance-based cash awards granted in 2023.
• For the PSUs granted in 2024, our compensation committee determined to grant PSUs that would vest based on the achievement of (i) three-year cumulative free cash flow targets (70% weighting) and (ii) and our relative total stockholder return measured against the S&P 500 Index over a three-year period (30% weighting).

Adopt a short-term incentive plan
• 2023 served as a transition year to an annual cash bonus plan. We granted performance-based cash awards in 2023 based on the achievement of performance targets for annual non-GAAP income from operations.
• In 2024, we implemented an annual cash bonus plan for executives. Consistent with market benchmarks, each of our named executive officers will have an initial target bonus opportunity equal to 100% of base salary and maximum payout opportunities capped at 150% of base salary, with payouts tied to the achievement of (i) organic revenue growth targets (50% weighting) and (ii) non-GAAP income from operations targets (50% weighting).

2024 Proxy Statement	Twilio Inc. 47

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
2024 Executive Compensation Program Changes
In 2024, in response to stockholder feedback, our compensation committee made the following key changes to our executive compensation program for 2024:
Element	Rationale
Reintroduced PSU grants in 2024 to support our talent and business strategy
In consideration of our evolving business environment and the significant changes to our business aimed at delivering profitable growth, as well as our executive leadership transitions and the importance of ensuring the continuity of our leadership team through a critical transformation period, our compensation committee determined that it was in the best interest of the Company to issue 2024 PSU awards to support the successful execution of our profitable growth initiatives and to respond to stockholder feedback on our 2022 compensation program and PSU structure.

In making this decision, our compensation committee considered the retentive value of outstanding equity awards at the end of 2023, the competitive market environment, the costs associated with replacing executive talent, and the importance of aligning the interests of our executives with those of our stockholders to incentivize progress toward our strategic priorities. When designing the awards, our compensation committee took into account our stockholders’ stated preference for longer performance periods, approving PSU grants with cumulative three-year performance periods.

Go-forward PSU design aligns with stockholder preferences
Our 2024 PSU grants are intended to serve as the transition to regular annual grants of long-term performance-based equity going forward. PSU grants issued in 2024 will vest based on the achievement of (i) three-year cumulative free cash flow targets (70% weighting) and (ii) our relative total stockholder return measured against the S&P 500 Index over a three-year period (30% weighting), which reflects feedback from our stockholders. No portion of the 2024 awards will be eligible to vest until 2027 to foster alignment with our long-term performance results and stockholder interests.

The 2024 equity awards granted to our Chief Executive Officer are 60% performance-based and 40% time-based reflecting the greatest impact among our named executive officers on our performance outcomes. The equity awards granted to our other named executive officers in 2024 are 40% performance-based and 60% time-based to emphasize ongoing retention and stability.

Cash compensation is transitioning to a more market-normative structure
Following the first grants of performance-based cash awards in 2023, our compensation committee is establishing a go-forward annual cash incentive plan for our executives based on the achievement of (i) organic revenue growth targets (50% weighting) and (ii) non-GAAP income from operations targets (50% weighting).

Base salaries for our named executive officers were not increased during our 2024 compensation-setting process. Our compensation committee will continue to closely evaluate executive total target cash pay levels against market benchmarks to ensure the smooth integration of annual cash incentives into total compensation packages.

We continued to evolve our peer group to match our business profile and size
In late 2023, our compensation committee further refined our peer group referenced in setting 2024 compensation, adding more companies within the broader communications industry that also maintain software offerings to better align with our two business units and removing several companies that significantly exceeded our market capitalization range, which had the effect of reducing our market compensation benchmarks.

We are committed to strong executive compensation practices. Our approach is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders.
Over the past few years, our executive compensation program has evolved to reflect our maturation as a company, industry standards, practices of our peers, and stockholder feedback. In 2022, we first introduced PSUs and, in 2024, we transitioned our PSU structure to a cumulative three-year performance period. In 2023, we introduced performance-based cash awards and, in 2024, we formalized a short-term incentive program in the form of an annual cash bonus plan. Additionally, we have not increased the base salaries of our named executive officers in 2023 or 2024, except in connection with promotions.
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In 2023, we adopted a compensation structure that was intended to be a transitional year to support the retention and stability of our leadership team. In 2024, we evolved our program to a more standard compensation structure that we expect to be more reflective of our go-forward executive compensation program.
We believe that these changes further align the interests of our named executive officers and our stockholders. In making these changes, our compensation committee considered the feedback we received from stockholders during outreach efforts in 2023. Our compensation committee continues to assess our incentive compensation practices in light of our continued growth and maturation as well as discussions with stockholders.
Executive Compensation Policies and Practices
We believe our executive compensation program is reasonable and competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. In 2023, the principal elements of our executive compensation program, and the purposes for each element, were as follows:
Element	Compensation Element	Objective
Base Salary	Cash	Attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Short-Term Incentives	Performance-based cash awards
Strengthen the performance-based core of our compensation program and enhance retention. Motivate executive officers to achieve annual performance goals that serve as the basis for long-term performance and stockholder value creation. Cash serves as an effective motivator in periods of market volatility while also reducing compensation-related stockholder dilution.

Long-Term Incentives	Equity awards generally in the form of RSUs and PSUs	Align the interests of executive officers and stockholders by motivating our executive officers to achieve long-term stockholder value creation. Strengthen pay-for-performance and enhance retention.
While we do not determine either contingent (“variable”) or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program heavily emphasizes variable pay over “fixed” pay. In 2023, the majority of the target total direct compensation of our named executive officers consisted of variable pay in the form of long-term and at-risk incentive compensation opportunities. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2023.
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EXECUTIVE COMPENSATION Compensation Discussion and Analysis

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and create long-term stockholder value. See the section titled “Individual Compensation Elements” for information about the principal elements of our executive compensation program, and the purposes for each element.
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO
Target Compensation is Predominantly “At Risk” and Long-Term
The vast majority of our executive officers’ target total direct compensation is delivered in the form of equity and therefore directly linked to the performance of our stock price, including PSUs that also incentivize the achievement of corporate financial objectives.
Use a Pay-for-Performance Philosophy
Our incentive programs reflect performance metrics that are closely aligned with our growth drivers and deliver value only if we achieve pre-set rigorous performance targets.
“Double-Trigger” Change-in-Control Arrangements
Change-in-control arrangements for executive officers require both a change in control and a qualifying termination of employment before payments and benefits are paid.

No Additional Retirement Plans
We do not offer pension arrangements, nonqualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) retirement plan for which we make matching contributions that is generally available to all our U.S. employees.

No Guaranteed Bonuses
We do not provide guaranteed bonuses to our executive officers.

Limited Perquisites or Other Personal Benefits
We provide limited perquisites and other personal benefits to our executive officers.

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WHAT WE DO	WHAT WE DON’T DO
Maintain an Independent Compensation Committee
Our compensation committee consists solely of independent, non-employee directors.
Retain an Independent Compensation Advisor
Our compensation committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.

Annual Executive Compensation Review
Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative and benchmarking purposes.

Annual Compensation-Related Risk Assessment
Our compensation committee reviews, on an annual basis, our compensation-related risk profile.

Stock Ownership Policy
We maintain a robust stock ownership policy for our Chief Executive Officer, our other named executive officers and the non-employee members of our board of directors.

Limited Tax Payments on Perquisites
We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
No Excise Tax Payments on Future Post-Employment Compensation Arrangements
We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our company.
No Hedging
We prohibit our employees, including our executive officers, and the non-employee members of our board of directors from engaging in hedging transactions or certain derivative transactions relating to our securities.
No Pledging
We prohibit our employees, including our executive officers, and the non-employee members of our board of directors from holding our securities in a margin account or pledging our securities as collateral for a loan.
No Special Welfare or Health Benefits
We do not provide our executive officers with any special welfare or health benefit programs, and participation in the employee programs that are standard in our industry sector is on the same basis as all of our full-time employees.

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EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Executive Compensation Philosophy
We operate in an extremely competitive market where there is substantial and continuous competition for leadership with the experience and skill to lead in a dynamic and innovative industry. Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following primary objectives:
•	attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success; and
•
provide compensation packages to our executive officers that are competitive and reward the achievement of our business objectives, and effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

We have not historically had a short-term cash incentive program for our executive officers and, as a result, our compensation committee has evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at public companies in order to attract and retain our executive officers. In 2023, to manage retention and incentivize execution on near-term initiatives, while still providing alignment with our stockholders, our compensation committee introduced performance-based cash awards that were tied to a non-GAAP income from operations performance metric. In 2024, to formalize a short-term incentive program, our compensation committee introduced an annual cash bonus plan to use going forward. The implementation of a formal short-term incentive program was in response to stockholder feedback and intended to strengthen the performance-based core of our compensation program and reduce compensation-related stockholder dilution. As a result, we have not increased the base salaries of our named executive officers in 2023 or 2024, except in connection with promotions.
Our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation. We understand the importance of linking the individual performance of our executive officers and the financial and operational performance of our company to our overall executive compensation program. We believe our strong focus on, and heavy weighting toward, equity compensation, supports that philosophy and has worked to align our executive compensation with the interests of our stockholders. In 2022 we first introduced PSUs, in 2023 we incentivized profitability and reduced stock-based compensation, and in 2024 we have continued to adapt our performance-based incentives to better align with stockholder expectations and industry standards. We will continue to review current compensation trends as well as the feedback from our stockholders in regard to our executive compensation program.
Oversight of Executive Compensation
Role of the Compensation and Talent Management Committee
Our compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board of directors (as described further in “Board of Directors and Corporate Governance—Non-Employee Director Compensation” above). Our compensation committee has overall responsibility for overseeing our compensation structure, philosophy, policies and benefits programs generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee also oversees the annual evaluation of our executive officers, including our named executive officers, for the prior year and has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and assessment of our compensation programs.
Compensation-Setting Process
Our compensation committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. Our compensation committee does not use a single method or measure in developing its recommendations, nor does it establish one specific target for the total direct compensation opportunities of our executive officers. Rather, our compensation committee generally begins its deliberations on cash and equity compensation by
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considering competitive market data regarding compensation amounts and practices with an intent to weight compensation more heavily towards equity compensation. Our compensation committee does not target a specific percentile of compensation, but instead considers the market data, along with the factors below, to determine an executive’s compensation with no specific weight given to any particular factor.
When formulating its recommendations for the amount of each compensation element and approving (or recommending for approval) each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:
•	our performance against the financial and operational objectives established by our compensation committee and our board of directors;
•	our financial performance relative to our compensation peer group;
•	the compensation levels and practices of our compensation peer group;
•
each individual executive officer’s skills, experience and qualifications relative to other similarly situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;

•	our desire to retain experienced and talented executives in a highly competitive market, including consideration of the retentive value of our executives’ existing outstanding equity awards;
•	the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values;

•	compensation parity among our individual executive officers;
•	objectives with respect to reduction of compensation-related stockholder dilution; and
•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels, short-term and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below.
Role of Chief Executive Officer
In discharging its responsibilities, our compensation committee consults with members of our management, including our Chief Executive Officer. Our management assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, short-term and long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers, other than with respect to his own compensation.
Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all deliberations and determinations regarding his own compensation.
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EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Role of Compensation Consultant
Our compensation committee engages an external independent compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2023, our compensation committee engaged Compensia as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, the selection of our compensation peer group, and data analysis. For 2023, the scope of Compensia’s engagement included:
•	researching, developing and reviewing our compensation peer group;
•	reviewing and analyzing the compensation for our executive officers, including our named executive officers;
•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2023 annual meeting of stockholders;
•	reviewing and analyzing the compensation of the non-employee members of our board of directors;
•	reviewing short-term and long-term incentive compensation practices and considerations;
•	advising on executive severance and change in control practices;
•	reviewing our executive compensation philosophy;
•	conducting a compensation risk assessment; and
•	supporting other ad hoc matters throughout the year.
The terms of Compensia’s engagement included reporting directly to our compensation committee and to the chair of our compensation committee. Compensia also coordinated with our management for data collection and job matching for our executive officers and provided data and analyses in connection with the review of our equity strategy. In 2023, Compensia did not provide any other services to us. In March 2023, our compensation committee evaluated Compensia’s independence pursuant to the NYSE Listing Standards and the relevant SEC rules and determined that no conflict of interest had arisen as a result of the work performed by Compensia.
Use of Market Data
For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of industry, revenue and market capitalization.
Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group, and input from its compensation consultant.
In developing the compensation peer group for 2023, the following criteria were evaluated in identifying comparable companies:
•	similar industry and competitive market for talent;
•	within a range of 0.33x to 3.0x of our projected revenue for the following four fiscal quarters (as of August 2022); and
•	within a range of 0.25x to 4.0x of our then-market capitalization.
As reflected above, we revised our peer group revenue and market capitalization ranges for 2023, widening our revenue range from 0.5x to 2.0x for 2022 to 0.33x to 3.0x for 2023 and lowering the bottom of our market capitalization range from 0.33x for 2022 to 0.25x for 2023. These ranges were widened to ensure a larger pool of potential companies to consider given the market volatility in 2022 and Twilio’s significant decline in market capitalization. These changes also reflect our compensation committee’s preference for prioritizing consistency year-over-year and only removing peers that are financial outliers.
In September 2022, our compensation committee reviewed our compensation peer group and upon the recommendation of its compensation consultant, taking into consideration the criteria noted above, removed Adobe Inc., Intuit Inc., and Salesforce, Inc. Our compensation committee determined that these updates would remove companies that were no longer sufficiently
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comparable to us in terms of market capitalization and that the removal of these companies would appropriately reduce market compensation benchmarks, and also considered stockholder feedback that supported these updates. The peer group for 2023, which was approved by our compensation committee in September 2022, consisted of the following companies:
Ansys, Inc.	Fortinet, Inc.	Shopify Inc.	Veeva Systems Inc.
Arista Networks, Inc.	Okta, Inc.	Snap Inc.	Workday, Inc.
Autodesk, Inc.	Palo Alto Networks, Inc.	Snowflake Inc.	Zoom Video Communications, Inc.
Block, Inc.	Paycom Software, Inc.	Splunk Inc.
CrowdStrike Holdings, Inc.	RingCentral, Inc.	Synopsys, Inc.
DocuSign, Inc.	ServiceNow, Inc.	The Trade Desk, Inc.
Our compensation committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey (the “Radford Survey”), to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary and long-term incentive compensation opportunities. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.
In addition, subsets of the Radford Survey were incorporated into the competitive assessment prepared by Compensia and used by our compensation committee to evaluate the compensation of our executive officers. Specifically, our compensation committee received a custom report of survey results reflecting only companies from our compensation peer group in addition to survey results tailored solely based on revenue. The Radford Survey data supplements the compensation peer group data and provides additional information for our named executive officers and other executive positions for which there is less comparable public data available.
2024 Peer Group Changes
In response to stockholder feedback received in 2023, our compensation committee further refined our peer group in September 2023 for reference in setting 2024 compensation, adding more companies within the broader communications industry that also maintain software offerings to better align with our two business units and removing several companies that significantly exceeded our market capitalization range. The updates include removing Block, Inc., Palo Alto Networks, Inc., Paycom Software, Inc., ServiceNow, Inc., Shopify Inc., Synopsys, Inc., The Trade Desk, Inc., Veeva Systems Inc. and Workday, Inc., and adding Akamai Technologies, Inc., AppLovin Corporation, Cloudflare, Inc., Dropbox, Inc., Dynatrace, Inc., GoDaddy Inc., HubSpot, Inc., Nutanix, Inc. and Ubiquiti Inc.
Compensation Risk Assessment
In consultation with management and Compensia, our compensation committee’s independent compensation consultant, in March 2023, our compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our compensation committee conducts this assessment annually.
Individual Compensation Elements
In 2023, the principal elements of our executive compensation program as described under “Executive Compensation Policies and Practices” above, and the purposes for each element, are described below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly talented individuals.
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EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Using the competitive market data provided by its compensation consultant, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.
Generally, our compensation committee sets base salaries taking into consideration the base salary ranges paid by our compensation peer group and applicable executive compensation survey data. Since our initial public offering, we have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at public companies. We introduced performance-based cash awards for the first time in 2023, and in 2024 formalized the practice in a go-forward annual cash-based incentive program to strengthen the performance-based core of our compensation program and reduce compensation-related stockholder dilution.
In 2023, consistent with the recommendation of our Chief Executive Officer, our compensation committee considered and approved a reduction of our Chief Executive Officer’s salary by more than 50%, as well as an increase of Chief Financial Officer’s salary to reflect her promotion to Chief Financial Officer, but to otherwise maintain the 2023 base salaries at 2022 levels for all of our executive officers. In making this decision, our compensation committee considered our current target total cash compensation position of our executive officers against levels of public companies in our industry, as well as the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above, and determined that the base salaries for our executive officers (other than our Chief Executive Officer, who requested to have his base salary reduced, and our Chief Financial Officer, who received a salary increase in connection with her promotion) were appropriately aligned with our desired market positioning. Our compensation committee approved a reduction of our Chief Executive Officer’s salary, taking into account stockholder feedback and recent company performance.
The base salaries of our named executive officers for 2022 and 2023 were as follows:
Named Executive Officer	2022 Base Salary	2023 Base Salary
Jeff Lawson	$134,000	$65,535(1)
Aidan Viggiano	—(2)	$850,000(2)
Khozema Shipchandler	$1,100,000	$1,100,000
Dana Wagner	$600,000	$600,000
Elena Donio	$1,000,000(3)	$1,000,000(3)
(1)	Mr. Lawson’s base salary was reduced from $134,000 to $65,535 per year, effective March 1, 2023.
(2)
Ms. Viggiano’s base salary was increased to $850,000 per year, effective March 1, 2023, in connection with her promotion to Chief Financial Officer. Ms. Viggiano served as Senior Vice President of Finance from 2021 until her appointment as Chief Financial Officer in March 2023, and in 2022 Ms. Viggiano was not a named executive officer.

(3)
Ms. Donio stepped down from our board of directors and joined us as President of Revenue in May 2022; her base salary was established at that time. Ms. Donio’s 2023 base salary remained in effect during her continued employment following her stepping down as President, Twilio Data & Applications effective December 15, 2023.

The actual salaries paid to our named executive officers in 2023 are set forth in the “Summary Compensation Table” below.
CEO Incentive Compensation
Other than his reduced base salary, our Chief Executive Officer did not receive any equity or cash awards in 2023. Our compensation committee determined not to grant any additional equity or cash awards to our Chief Executive Officer in 2023, in consideration of stockholder feedback, recent company performance and the magnitude of his 2022 compensation package.
Annual Cash Incentives
2023 Performance-Based Cash Awards
Our compensation committee resolved to include an annual incentive element in our executive compensation program for 2023 consisting of performance-based cash awards. While we continue to focus on and heavily weight target total direct compensation towards equity compensation, this decision was made upon consideration of a number of factors, including stockholder feedback, our goal of driving our executives to achieve forecastable near-term results in addition to the long-term
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objectives of our long-term incentive compensation program, our desire to further our retention objectives, taking into account our competitive environment, market volatility and recent stock price performance, as well as our desire to reduce the dilutive impact to stockholders of our executive compensation program in response to stockholder feedback.
We structured the cash award as performance-based, in line with stockholder feedback in favor of performance-based compensation and in order to further our incentivization goals. Our compensation committee determined that these cash awards would serve as an effective supplement to equity awards given the current market and competitive environment and that tying these awards directly to specific company performance objectives would benefit the company and our stockholders, while also reducing the dilutive impact to our stockholders.
Our compensation committee determined not to grant a 2023 performance-based cash award to our Chief Executive Officer, in consideration of stockholder feedback, recent company performance and the magnitude of his 2022 compensation package.
The target amounts of the 2023 performance-based cash awards for our named executive officers were as follows:
Named Executive Officer	Cash Payment (Target)
Jeff Lawson	—
Aidan Viggiano	$2,750,000
Khozema Shipchandler	$3,000,000
Dana Wagner	$1,500,000
Elena Donio	$3,000,000
After evaluation of multiple potential metrics, our compensation committee determined that non-GAAP income from operations was the strongest incentive metric for the 2023 performance-based cash award. Our compensation committee considered, among other factors, that the measure serves as a forecastable near-term objective in furtherance of our profitability and free cash flow generation goals, as well as stockholder feedback. Our compensation committee aimed to set targets that took into account the significant ongoing volatility in the market, setting targets that it deemed challenging but achievable and capping payments at 100% of target to mitigate the risk of windfall payments in the event of overachievement.
The 2023 non-GAAP income from operations payout levels were as follows:
Payout Level	2023 Non-GAAP Income from Operations(1)	Payout (Percentage of Target)*
Target	≥$250 million	100%
Threshold	$200 million	50%
	<$200 million	0%
*	Subject to linear interpolation for performance between threshold and target.
(1)
Non-GAAP income from operations is a non-GAAP financial measure. Refer to Appendix B for its definition and a reconciliation of non-GAAP income from operations to its most directly comparable GAAP measure.

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EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Non-GAAP income from operations for 2023 was $533 million, which exceeded our $250 million target and resulted in a 100% payout (of target) for the 2023 performance-based cash awards (payouts were capped at 100%). Our compensation committee certified performance in February 2024. The payouts to our named executive officers were as follows:
Named Executive Officer	Cash Payment Earned
Aidan Viggiano	$2,750,000
Khozema Shipchandler	$3,000,000
Dana Wagner	$1,500,000
Elena Donio	$3,000,000
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below. All equity awards are settleable for shares of our Class A common stock. The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group and Radford Survey data for similar roles and positions for each of our executive officers, taking into consideration the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.
2023 Annual Equity Awards
Our 2023 annual equity awards were designed taking into consideration the equity awards granted in 2022 as described under “2022 Annual Equity Awards” below. In particular, the PSUs issued in 2022 were designed to cover three years of performance-based grant value in 2022. In consideration of this triennial design, our compensation committee did not grant additional PSUs in 2023.
In 2023, each named executive officer (other than our Chief Executive Officer) received an award of time-based RSUs (the “2023 Annual RSUs”). We believe time-based RSUs provide a strong retention incentive for our executive officers, align compensation realized by our executives with stockholder value creation, and motivate our executive officers to achieve long-term stockholder value. The 2023 Annual RSUs were granted in February 2023 with 172,928 RSUs (33% of the total grant amount) vesting quarterly over one year (the “2023 One-Year RSUs”) and 345,852 RSUs (67% of the total grant amount) vesting over four years with the RSUs vesting quarterly between January 1, 2024 and January 1, 2027 (the “2023 Four-Year RSUs”), in each case subject to the executive’s continued service through the applicable vesting date. In determining these vesting schedules, our compensation committee considered, among other factors, peer equity compensation practices as well as our combination of short-term and long-term executive retention and incentive goals. The 2023 compensation structure was designed to be responsive to our business priorities for the year and was intended to be a transitional year to support the retention and stability of our leadership team to achieve our profitable growth strategy and to provide immediate alignment of their interests with those of our stockholders.
In determining the magnitude of the individual 2023 Annual RSU grants to our executive officers, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. Our compensation committee opted not to grant our Chief Executive Officer any 2023 Annual RSUs, in consideration of stockholder feedback, recent company performance and the magnitude of his 2022 compensation package.
Our compensation committee will continue to assess our incentive compensation structure in future award cycles in light of market conditions and our stock price performance.
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The following table sets forth the 2023 Annual RSUs that our compensation committee granted in February 2023 to our named executive officers as part of its annual executive compensation review.
Named Executive Officer	2023 One-Year RSUs (number of shares)	2023 Four-Year RSUs (number of shares)	Aggregate Grant Date Fair Value ($)(1)
Jeff Lawson(2)	—	—	—
Aidan Viggiano(3)	46,395	92,789	9,176,401
Khozema Shipchandler	50,613	101,225	10,010,679
Elena Donio	50,613	101,225	10,010,679
Dana Wagner	25,307	50,613	5,005,406
(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to the named executive officer in 2023, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that may be realized from such awards. The amounts reported for the RSUs were calculated using the closing price of our common stock on the date of grant. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024.

(2)	Mr. Lawson did not receive any 2023 Annual RSUs.
(3)
Excludes the award issued to Ms. Viggiano in March 2023 in connection with her promotion to Chief Financial Officer. See “—2023 Chief Financial Officer Promotional Award” for more information on such award.

2022 PSUs
In 2022, after reviewing current market practices and considering our emphasis on rewarding performance, our compensation committee introduced PSU awards for the first time (the “2022 PSUs”).
We believe PSUs provide a retention incentive for our executive officers and align our executive officers’ compensation with the achievement of corporate objectives that drive executives toward achieving financial goals in service of long-term stockholder value. Our compensation committee granted equity awards to our executive officers in 2022 that were larger than the annual awards we had historically granted as part of a triennial program, with a front-loaded multi-year performance component so as to provide meaningful retentive and incentive value amid a challenging and volatile macro environment, as well as deliver appropriate compensation over a multi-year period based on the achievement of corresponding multi-year financial objectives. Our compensation committee determined that the value of the 2022 PSUs was appropriate and necessary in consideration of macro volatility and significant business transformation, to incentivize our executive officers to achieve multi-year company objectives aligned with generating long-term stockholder value and to help ensure retention in a competitive market.
The 2022 PSUs vest over a three-year period based on the achievement of organic revenue growth and non-GAAP income from operations performance targets for the 2023 and 2024 performance periods. The performance goals were designed to be challenging, as evidenced by the fact that there was 0% payout for the 2023 tranche of the 2022 PSUs due to the organic revenue growth target not being met.
2023 PSU Performance Measures
The 2023 tranche of the 2022 PSUs was scheduled to vest if both (i) the minimum organic revenue growth threshold and (ii) the non-GAAP income from operations threshold were achieved for 2023. If the annual organic revenue growth were below the threshold, the tranche would be forfeited. Additionally, if annual organic revenue growth were above the threshold but the non-GAAP income from operations threshold was not achieved, the tranche would be forfeited. Vesting of these PSUs may range between zero for below threshold performance and up to 200% of target based on levels of performance.
2024 Proxy Statement	Twilio Inc. 59

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
2023 PSU Performance Period
The organic revenue growth levels for the 2023 performance period (which also apply for the 2024 performance period) are set forth below. Additionally, at least one dollar of non-GAAP income from operations was required to be achieved (which also applies for the 2024 performance period).
Payout Level	Organic Revenue Growth(1)	Non-GAAP Income from Operations(1)	Payout of (Percentage of Target Shares)*
Maximum	40%	≥$1.00	200%
Target	30%	≥$1.00	100%
Threshold	20%	≥$1.00	50%
	<20%	≥$1.00	0%
*	Subject to linear interpolation for performance between threshold, target and maximum.
(1)
Organic revenue growth and non-GAAP income from operations are non-GAAP financial measures. Refer to Appendix B for their definitions and a reconciliation of organic revenue growth and non-GAAP income from operations to their most directly comparable GAAP measures.

Organic revenue growth for 2023 was 10% and non-GAAP income from operations was $533 million which resulted in 0% payout for the 2023 tranche of the 2022 PSUs due to the organic revenue growth target not being met, further evidencing the rigorous targets set by our compensation committee. Our compensation committee certified performance in February 2024.
2023 Chief Financial Officer Promotional Award
In March 2023, in connection with Aidan Viggiano’s promotion to Chief Financial Officer, our compensation committee granted Ms. Viggiano a promotional equity award with a grant date fair value of $2,770,291. The RSUs vest over four years, with 1/16th vesting on August 15, 2023 and the remaining RSUs vesting in equal quarterly installments thereafter, in each case subject to Ms. Viggiano’s continued service through the applicable vesting date. In determining that the retentive value of Ms. Viggiano’s existing compensation package was insufficient relative to her new role Chief Financial Officer and determining the size and nature of the additional award, we referenced various external market compensation data and internal comparisons to ensure that the award was appropriate both for the role and for an executive of Ms. Viggiano’s caliber in a highly competitive market. We opted for a long-term, equity-based award in order to incentivize the creation of value for our stockholders and a four-year vesting period which we believe will serve our retention goals and is in line with our general practice of recognizing a promotion with a one-time promotional grant.
Health and Welfare Benefits
Our executive officers, including our named executive officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In 2023, we matched 50% of the first 6% of contributions by plan participants, subject to annual contribution limits set forth in the Code. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
60 Twilio Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees or in other limited circumstances that do not result in significant cost to the company. During 2023, none of our other named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for such individual. In the future, we may provide perquisites or other personal benefits in limited circumstances.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our Chief Executive Officer participates in our CEO Severance Plan and our other current named executive officers participate in our Senior Executive Severance Plan (collectively, the “Executive Severance Plans”).
The Executive Severance Plans, as discussed in more detail in “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Executive Severance Plans” below, are designed to help ensure the continued service of key executive officers in the event of a potential acquisition, to provide reasonable compensation to named executive officers who leave our employ under specified circumstances and to align the interests of our named executive officers and our stockholders when considering our long-term future.
We believe that the severance payments and benefits provided to our named executive officers under the Executive Severance Plans are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each named executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.
We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our named executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our named executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if a named executive officer voluntarily terminates employment with us for good reason, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the named executive officer and our stockholders.
To protect our interests, we require all participants of the Executive Severance Plans to sign a standard form of general release in favor of us prior to receiving any severance payments or benefits under the applicable plan.
In addition, under the Executive Severance Plans, all payments and benefits provided in the event of a change in control of our company are payable only if there is a qualifying loss of employment by a named executive officer (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards subject only to time-based vesting, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of our company and to avoid windfalls, both of which could occur if the vesting of time-based equity awards accelerated automatically as a result of the transaction.
We do not provide excise tax payments (or “gross-ups”) relating to a change in control of our company and have no such obligations in place with respect to any of our named executive officers.
For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see “Executive Compensation Tables—Employment Agreements or Offer Letters with Named Executive Officers” and “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below.
2024 Proxy Statement	Twilio Inc. 61

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
As described above, Mr. Lawson’s service as our Chief Executive Officer terminated effective January 8, 2024, and his employment with the Company ended on January 12, 2024. For additional information, see “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Equity Awards Grant Policy
Under our Amended and Restated Equity Award Grant Policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process and to alleviate several of the burdens related to accounting for such equity awards, as follows:
•
Any grants of equity awards made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made, if at all, regularly (either monthly or quarterly) and will be effective on the date such grant is approved by our board of directors or our compensation committee or such future date as is approved by our board of directors or our compensation committee. In no event will the effective date of an equity award made in conjunction with the hiring of a new employee precede the date such grant is approved or the first date of employment.

•
Any grants of equity awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual or quarterly basis. Any such annual or quarterly grant will be effective on the date on which such grant is approved or such future date as is approved by our board of directors or our compensation committee.

•
All equity awards will be priced on the effective date of the award. The exercise price of all stock options will be equal to (or, if specified in the approval of the award, greater than) the closing market price on the NYSE of one share of our common stock on the effective date of grant, or, if no closing price is reported for such date, the closing price on the last day preceding such date for which a closing price is reported. If the grant of restricted stock, RSUs or PSUs is denominated in dollars, the number of shares of restricted stock, RSUs or PSUs that are granted will generally be calculated by dividing the dollar value of the approved award by the average closing market price on the NYSE of one share of our common stock over the trailing 30-day period ending five business days immediately prior to the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

•
Our board of directors or our compensation committee may delegate to our Chief Executive Officer and/or any other executive officer, or a committee comprising at least two of our executive officers, all or part of the authority with respect to the granting of certain equity awards to employees (other than to such delegates), subject to certain limitations and requirements. Our board of directors and compensation committee have currently delegated authority to a subcommittee to allow any two of our Chief Financial Officer or Principal Financial Officer, Chief People Officer and Chief Legal Officer, to grant, without any further action required by the compensation committee, equity awards to all employees who are designated as senior directors or below and are not members of the subcommittee or executive officers. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved from time to time by the compensation committee. As part of its oversight function, the compensation committee reviews the grants made by the subcommittee on a quarterly basis.

Death Equity Acceleration Policy
In December 2020, our compensation committee approved a policy providing that upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with us or any of our subsidiaries, any then outstanding equity awards held by the individual that vest solely based on continued employment or service will automatically receive two years of supplemental vesting. The policy applies both to awards granted prior to the adoption of the policy, as well as awards granted thereafter.
Policy Prohibiting Hedging and Pledging of Equity Securities
Our Amended and Restated Policy on Insider Trading and Disclosure (our “Insider Trading Policy”) prohibits our employees, including our executive officers, and the non-employee members of our board of directors from engaging in any short sale and from buying or selling puts, calls, other derivative securities or any derivative securities that provide the economic equivalent of
62 Twilio Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time. In addition, our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from using our securities as collateral in a margin account or from pledging our securities as collateral for a loan.
Stock Ownership Policy
To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our company, in April 2018, we adopted our Stock Ownership Policy, which applies to our Chief Executive Officer and executive officers subject to Section 16 of the Exchange Act (“Section 16 Officers”), including each of our named executive officers. We most recently amended and restated the stock ownership policy in March 2022.
Our Stock Ownership Policy requires each named executive officer to acquire and hold a number of shares of our common stock equal in value to a multiple of such named executive officer’s annual base salary until he or she ceases to be our Chief Executive Officer or a Section 16 Officer, as applicable. The minimum value for our named executive officers is as follows:
Position	Minimum Value
Chief Executive Officer	6x base salary
Other Named Executive Officers	3x base salary
For purposes of our Stock Ownership Policy, we only count directly and beneficially owned shares, including shares purchased through our ESPP or 401(k) Plan, if applicable, shares underlying vested RSUs, and shares held following settlement of PSUs and do not count vested but unexercised stock options. Each named executive officer has five years from the later of his or her designation as our Chief Executive Officer or Section 16 Officer, as applicable, or from the original effective date of the policy to obtain the required ownership level.
As of December 31, 2023, all of our executive officers are in compliance with our Stock Ownership Policy or are within the five-year phase in period.
Compensation Recovery Policy
In November 2023, our compensation committee adopted a compensation recovery (“clawback”) policy in compliance with NYSE and SEC rules requiring public companies to recover excess incentive-based compensation from current and former executive officers in the event of an accounting restatement. Consistent with the requirements, this policy requires that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, we must clawback from certain officers any incentive-based compensation received by them after October 2, 2023 and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date) that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our compensation committee will continue to consider tax implications as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
2024 Proxy Statement	Twilio Inc. 63

EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide a Non-Employee Directors’ Deferred Compensation Program, which has been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date fair value of these awards. This cost is recognized as an expense following the straight-line attribution method over the requisite service period. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.
64 Twilio Inc.	2024 Proxy Statement

Compensation and Talent Management Committee Report
Our compensation and talent management committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, our compensation and talent management committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of our compensation and talent management committee of the board of directors:
Compensation and Talent Management Committee

Jeffrey Immelt (Chair)
Jeff Epstein
Miyuki Suzuki
2024 Proxy Statement	Twilio Inc. 65

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid to or earned by our named executive officers during 2021, 2022 and 2023.
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jeff Lawson(4) Former Chief Executive Officer and Board Chair	2023	74,918	—	—	—	—	1,941	76,859
	2022	134,000	—	49,228,812	—	—	14,657	49,377,469
	2021	133,990	—	6,926,889	7,000,586	—	564,280	14,625,745
Aidan Viggiano(5) Chief Financial Officer	2023	793,462	—	11,946,693(6)	—	2,750,000	9,900	15,500,055
Khozema Shipchandler(7) Chief Executive Officer and Former President, Twilio Communications	2023	1,100,000	—	10,010,679	—	3,000,000	9,900	14,120,579
	2022	1,100,000	—	28,552,689	—	—	8,304	29,660,993
	2021	744,362	—	5,909,608	6,021,278	—	8,700	12,683,948
Dana Wagner Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	2023	600,000	—	5,005,406	—	1,500,000	9,900	7,115,306
	2022	600,000	—	25,552,061	—	—	9,150	26,161,211
	2021	11,538	250,000	—	—	—	—	261,569
Elena Donio(8) Former President, Twilio Data & Applications	2023	1,000,000	—	10,010,679	—	3,000,000	9,900	14,020,579
	2022	665,385	—	25,451,960	8,467,018	—	63,559	34,647,922
(1)
The amounts reported in this column represent the aggregate grant date fair value of RSUs awarded to the named executive officers in 2021, 2022 and 2023, and PSUs awarded to the named executive officers in 2022, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that may be realized from such awards. The amounts reported for the RSUs were calculated using the closing price of our common stock on the date of grant. The amounts reported for the PSUs assume the probable outcome of the applicable performance conditions on the date of grant (i.e., based on 100% of target level performance) and are estimated using the closing price of our common stock on the date of grant. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024. If the PSUs were instead valued based on the maximum outcome of the applicable performance conditions, the grant date fair value of the PSUs granted in this column for 2022 would be as follows: Mr. Lawson: $74,827,768; Mr. Shipchandler: $43,321,190; and Mr. Wagner: $19,691,651. Ms. Donio did not receive a PSU award.

(2)
The amounts reported in this column represent the aggregate grant date fair value of stock options granted in the applicable year computed in accordance with calculated in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value that may be realized from such awards. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024.

(3)	The amounts reported in this column for 2023 represent matching contributions to each of our named executive officers’ 401(k) retirement plan accounts.
(4)	Mr. Lawson stepped down as our Chief Executive Officer and board chair effective January 8, 2024, and his employment with the Company ended on January 12, 2024.
(5)
Ms. Viggiano served as Senior Vice President of Finance from 2021 until March 1, 2023, at which time she became our Chief Financial Officer. The table reflects an increase in Ms. Viggiano’s base salary and additional equity awards issued in connection with her appointment as Chief Financial Officer in March 2023.

(6)	This amount includes one-time equity awards issued in March 2023 in connection with Ms. Viggiano’s appointment as Chief Financial Officer consisting of RSUs with a grant date fair value of $2,770,291.
(7)
Mr. Shipchandler served as Chief Financial Officer from 2018 to 2021, Chief Operating Officer from October 27, 2021 until March 1, 2023, and President, Twilio Communications from March 1, 2023 until his appointment as Chief Executive Officer effective January 8, 2024. The table reflects an increase in Mr. Shipchandler’s base salary and additional equity awards issued in connection with his appointment as Chief Operating Officer in October 2021.

(8)
Ms. Donio was appointed as our President of Revenue effective May 4, 2022 (after stepping down from our board of directors on April 29, 2022) and served as our President of Revenue until March 1, 2023, at which time she became our President, Twilio Data & Applications. Ms. Donio stepped down from her role as President, Twilio Data & Applications effective December 15, 2023, after which she remained employed in an advisory role until March 31, 2024. The table reflects salary amounts for 2022 for Ms. Donio that are prorated based on the number of days in 2022 during which she was employed by us and additional equity awards issued in June 2022 in connection with her appointment as President of Revenue. All of Ms. Donio’s compensation for 2022 relating to her service as a director is set forth in the “All Other Compensation” column.

66 Twilio Inc.	2024 Proxy Statement

Executive Compensation Tables
Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during 2023.
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Type of Award	Grant Date	Board Approval Date	Threshold ($)	Target ($)	Maximum ($)
Aidan Viggiano	Annual RSUs (Four-Year)	2/22/2023	2/22/2023	—	—	—	92,789	6,117,579
	Annual RSUs (One-Year)	2/22/2023	2/22/2023	—	—	—	46,395	3,058,822
	Performance- Based Cash	2/22/2023	2/22/2023	1,375,000	2,750,000	2,750,000	—	—
	Promotional RSUs	3/20/2023	3/15/2023	—	—	—	44,268	2,770,291
Khozema Shipchandler	Annual RSUs (Four-Year)	2/22/2023	2/22/2023	—	—	—	101,225	6,673,764
	Annual RSUs (One-Year)	2/22/2023	2/22/2023	—	—	—	50,613	3,336,915
	Performance- Based Cash	2/22/2023	2/22/2023	1,500,000	3,000,000	3,000,000	—	—
Dana Wagner	Annual RSUs (Four-Year)	2/22/2023	2/22/2023	—	—	—	50,613	3,336,915
	Annual RSUs (One-Year)	2/22/2023	2/22/2023	—	—	—	25,307	1,668,491
	Performance- Based Cash	2/22/2023	2/22/2023	750,000	1,500,000	1,500,000	—	—
Elena Donio	Annual RSUs (Four-Year)	2/22/2023	2/22/2023	—	—	—	101,225	6,673,764
	Annual RSUs (One-Year)	2/22/2023	2/22/2023	—	—	—	50,613	3,336,915
	Performance- Based Cash	2/22/2023	2/22/2023	1,500,000	3,000,000	3,000,000	—	—
(1)
The amounts reported in this column reflect the 2023 performance-based cash awards, which were granted under the 2016 Plan. For a description of the performance-based cash awards, including information on the threshold, target, maximum and actual award level achievement, as well as descriptions of the performance goals, see the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentives—2023 Performance-Based Cash Awards.”

(2)
For Ms. Donio and Messrs. Shipchandler and Wagner, the amounts reported in this column reflect the 2023 Annual RSUs, which were granted under the 2016 Plan. For Ms. Viggiano, the amounts reported in this column also reflect Ms. Viggiano’s promotional equity award, granted under the 2016 Plan to Ms. Viggiano in March 2023 connection with her appointment as Chief Financial Officer, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2023 Additional Executive Officer Promotional Award.”

(3)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to the named executive officers in 2023, calculated in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 to the Summary Compensation Table above. These amounts do not reflect the actual economic value that may be realized from such awards.

2024 Proxy Statement	Twilio Inc. 67

Executive Compensation Tables
Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023. Except as described below, all stock options and RSUs are subject to certain vesting acceleration provisions as provided in the applicable Executive Severance Plan, and PSUs are subject to certain vesting acceleration provisions as provided in the applicable grant agreement. See the section titled “—Potential Payments Upon Termination or Change in Control” below for information regarding the impact of certain employment termination scenarios or a change in control on outstanding equity awards.
		Option Awards(1)(2)				Stock Awards(1)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Lawson	12/31/2015(5)	316,667	—	10.09	12/30/2025	—	—	—	—
	2/10/2017(5)	163,890	—	31.96	2/9/2027	—	—	—	—
	2/20/2018(5)	203,589	—	33.01	2/19/2028	—	—	—	—
	1/31/2019(5)	110,697	—	111.32	1/30/2029	—	—	—	—
	2/22/2020(5)	114,767	—	117.94	2/21/2030	—	—	—	—
	2/25/2021(6)	22,526	11,606	377.59	2/24/2031	—	—	—	—
	2/25/2021(7)	—	—	—	—	6,238	473,277	—	—
	3/21/2022(8)	—	—	—	—	50,280	3,814,744	—	—
	3/21/2022(9)	—	—	—	—	—	—	158,427	12,019,856
Aidan Viggiano	2/20/2020(10)	3,794	272	126.71	2/20/2030	—	—	—	—
	2/20/2020(11)	—	—	—	—	202	15,326	—	—
	4/20/2021(12)	1,483	569	367.65	4/20/2031	—	—	—	—
	4/20/2021(13)	—	—	—	—	354	26,858	—	—
	11/11/2021(14)	—	—	—	—	5,764	437,315	—	—
	11/22/2021(15)	—	—	—	—	1,848	140,208	—	—
	3/21/2022(8)	—	—	—	—	8,380	635,791	—	—
	3/21/2022(9)	—	—	—	—	—	—	29,185	2,214,266
	2/22/2023(16)	—	—	—	—	92,789	7,039,901	—	—
	3/20/2023(17)	—	—	—	—	38,734	2,938,749	—	—
Khozema Shipchandler	11/01/2018(5)	35,418	—	76.63	10/31/2028	—	—	—	—
	2/22/2020(5)	44,158	—	117.94	2/21/2030	—	—	—	—
	2/25/2021(6)	11,964	6,162	377.59	2/24/2031	—	—	—	—
	2/25/2021(7)	—	—	—	—	3,314	251,433	—	—
	11/11/2021(18)	4,476	9,089	298.00	11/11/2031	—	—	—	—
	11/11/2021(19)	—	—	—	—	5,017	380,640	—	—
	3/21/2022(8)	—	—	—	—	29,329	2,225,191	—	—
	3/21/2022(9)	—	—	—	—	—	—	91,721	6,958,872
	2/22/2023(16)	—	—	—	—	101,225	7,679,941	—	—
Dana Wagner	1/20/2022(20)	—	—	—	—	32,961	2,500,751	—	—
	3/21/2022(8)	—	—	—	—	12,570	953,686	—	—
	3/21/2022(9)	—	—	—	—	—	—	41,692	3,163,172
	2/22/2023(16)	—	—	—	—	50,613	3,840,008	—	—
Elena Donio	6/21/2022(21)	62,680	104,470	85.17	6/21/2032	—	—	—	—
	6/21/2022(22)	—	—	—	—	186,351	14,138,450	—	—
	2/22/2023(16)	—	—	—	—	101,225	7,679,941	—	—
(1)
Equity awards granted prior to June 21, 2016 were granted pursuant to our 2008 Stock Option Plan (as amended and restated, the “2008 Plan”). Each stock option under the 2008 Plan is immediately exercisable. Equity awards granted on or after June 21, 2016 were granted pursuant to our 2016 Plan.

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(2)
Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the applicable named executive officer’s continued employment with us through such vesting date.

(3)	This column represents the fair market value of a share of our common stock on the date of the grant, as determined by the administrator of our 2008 Plan or 2016 Plan, as applicable.
(4)
The market values of the unvested RSUs and unearned PSUs are calculated by multiplying the number of unvested or unearned units, respectively, by the closing price of our common stock, as reported on the NYSE, of $75.87 per share on December 29, 2023 (the last trading day of 2023).

(5)	The shares subject to the stock option are fully vested.
(6)
The shares subject to the stock option vest as follows: 33% of the shares subject to the stock option vest in equal quarterly installments between the first and second anniversaries of December 31, 2020, 33% of the shares subject to the stock option vest in equal quarterly installments between the second and third anniversaries of December 31, 2020 and 34% of the shares subject to the stock option vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2020. In connection with the termination of Mr. Lawson’s employment as of January 12, 2024, all unvested stock options held by Mr. Lawson as of that date vested.

(7)
The RSUs vest as follows: 33% of the RSUs vest in equal quarterly installments between the first and second anniversaries of December 31, 2020, 33% of the RSUs vest in equal quarterly installments between the second and third anniversaries of December 31, 2020 and 34% of the RSUs vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2020. In connection with the termination of Mr. Lawson’s employment as of January 12, 2024, all unvested RSUs held by Mr. Lawson as of that date vested.

(8)
The RSUs vest as follows: 33% of the RSUs vest in equal quarterly installments between the first and second anniversaries of January 1, 2022, 33% of the RSUs vest in equal quarterly installments between the second and third anniversaries of January 1, 2022, and 34% of the RSUs vest in equal quarterly installments between the third and fourth anniversaries of January 1, 2022. In connection with the termination of Mr. Lawson’s employment as of January 12, 2024, all unvested RSUs held by Mr. Lawson as of that date vested.

(9)
The PSUs vest in three tranches subject to the achievement of certain performance metrics for 2022, 2023 and 2024. The 2023 and 2024 tranches are eligible to vest if both (i) the minimum organic revenue growth threshold and (ii) the non-GAAP income from operations threshold are achieved for 2023 and 2024, respectively. Vesting of these PSUs will range up to 100% above the target based on levels of performance. On February 16, 2024, none of the 2023 tranche of PSUs subject to these awards were deemed earned and vested based on our performance for 2023. As a result, the following number of PSUs were outstanding as of December 31, 2023 but were forfeited on February 16, 2024 based on our performance for 2023: 14,592 of these PSUs for Ms. Viggiano, 45,860 of these PSUs for Mr. Shipchandler, and 20,846 of these PSUs for Mr. Wagner. In connection with the termination of Mr. Lawson’s employment as of January 12, 2024, all unvested PSUs held by Mr. Lawson as of that date were forfeited to us.

(10)
The shares subject to the stock option vest as follows: 1/48th of the shares subject to the stock option vest on March 15, 2020, and the remaining shares subject to the stock option vest monthly over the next 47 months on the 15th day of the month.

(11)	The RSUs vest as follows: 1/16th of the RSUs vest on May 15, 2020, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
(12)
The shares subject to this option vest as follows: 1/16th of the shares subject to the stock option vest on May 15, 2021, and the remaining shares subject to the stock option vest monthly through January 15, 2025 on the 15th day of the month.

(13)	The RSUs vest as follows: 1/16th of the RSUs vest on May 15, 2021, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
(14)	The RSUs vest as follows: 1/16th of the RSUs vest on November 20, 2021, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
(15)	The RSUs vest as follows: 1/16th of the RSUs vest on February 15, 2022, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
(16)
The RSUs vest as follows: 33% of the RSUs vest in equal quarterly installments between the first and second anniversaries of January 1, 2023, 33% of the RSUs vest in equal quarterly installments between the second and third anniversaries of January 1, 2023, and 34% of the RSUs vest in equal quarterly installments between the third and fourth anniversaries of January 1, 2023.

(17)	The RSUs vest as follows: 1/16th of the RSUs vest on August 15, 2023, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
(18)
The shares subject to the stock option vest as follows: 33% of the shares subject to the stock option vest in equal quarterly installments between the first and second anniversaries of December 31, 2021, 33% of the shares subject to the stock option vest in equal quarterly installments between the second and third anniversaries of December 31, 2021 and 34% of the shares subject to the stock option vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2021.

(19)
The RSUs vest as follows: 33% of the RSUs vest in equal quarterly installments between the first and second anniversaries of December 31, 2021, 33% of the RSUs vest in equal quarterly installments between the second and third anniversaries of December 31, 2021 and 34% of the RSUs vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2021.

(20)
The RSUs vest as follows: 29.17% of the RSUs vest on February 15, 2023 and the remaining RSUs vest quarterly over the next eleven quarters on February 15, May 15, August 15 and November 15, with a final vesting of 2.08% of the RSUs on February 15, 2026.

(21)
The shares subject to the stock option vest as follows: 1/48th of the shares subject to the stock option vest on July 21, 2022, and the remaining shares subject to the stock option vest monthly over the next 47 months on the 21st day of the month.

(22)	The RSUs vest as follows: 1/16th of the RSUs vest on August 15, 2022, and 1/16th of the RSUs vest quarterly for the next 15 quarters on February 15, May 15, August 15 and November 15.
2024 Proxy Statement	Twilio Inc. 69

Executive Compensation Tables
Option Exercises and Stock Vested Table
The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and PSUs and the related value realized during 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeff Lawson	—	—	128,309	8,471,120
Aidan Viggiano	—	—	79,090	5,142,449
Khozema Shipchandler	—	—	125,869	8,317,305
Elena Donio	—	—	125,153	7,761,629
Dana Wagner	—	—	67,853	4,374,418
(1)	The aggregate value realized upon the vesting and settlement of the RSUs and PSUs represents the aggregate market price of the shares of our common stock that vested on the date of settlement.
Employment Agreements or Offer Letters with Named Executive Officers
We have entered into employment offer letters or promotion letters with each of our named executive officers, except Mr. Lawson, in connection with his or her employment with us that provide for, among other things, annual base salary and grants of equity awards. For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our named executive officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below.
Jeff Lawson
We have not entered into an employment offer letter or employment agreement with Mr. Lawson. See “—Potential Payments Upon Termination or Change in Control” below for a description of the separation agreement entered into with Mr. Lawson in connection with the CEO Transition. Mr. Lawson’s service as our Chief Executive Officer terminated effective January 8, 2024, and his employment with the Company terminated on January 12, 2024.
Aidan Viggiano
On February 10, 2023, we entered into a new employment offer letter with Ms. Viggiano in connection with Ms. Viggiano’s appointment as Chief Financial Officer. The employment offer letter provided for Ms. Viggiano’s continued “at-will” employment and set forth her initial annual base salary and an initial stock RSU grant, which was granted in March 2023, as well as her eligibility to participate in our benefit plans generally. Ms. Viggiano is subject to our standard employment, confidential information, invention assignment and arbitration agreement. The employment offer letter superseded the previous employment offer letter we entered into with Ms. Viggiano on June 21, 2019 in connection with her initial employment as Vice President of Corporate Finance.
Khozema Shipchandler
On January 7, 2024, we entered into an employment agreement with Mr. Shipchandler in connection with his employment as Chief Executive Officer in connection with the CEO Transition. The employment agreement provides for Mr. Shipchandler’s “at-will” employment and sets forth his initial annual base salary, target bonus opportunity and RSU and PSU grants, as well as his eligibility to participate in our benefit plans generally. Mr. Shipchandler is subject to our standard employment, confidential information, invention assignment and arbitration agreement. The employment agreement superseded the previous employment offer letter we entered into with Mr. Shipchandler on August 22, 2018 in connection with his employment as Chief Financial Officer.
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Dana Wagner
On October 5, 2021, we entered into an employment offer letter with Mr. Wagner, who currently serves as our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary. The employment offer letter provided for Mr. Wagner’s “at-will” employment and set forth his initial annual base salary, sign-on bonus, and an initial RSU award, as well as his eligibility to participate in our benefit plans generally. Mr. Wagner is subject to our standard employment, confidential information, invention assignment and arbitration agreement.
Elena Donio
On April 29, 2022, we entered into an employment offer letter with Ms. Donio, who served as our President of Revenue until March 1, 2023, at which time she became our President, Twilio Data & Applications. The employment offer letter provided for Ms. Donio’s “at-will” employment and set forth her initial annual base salary, an initial stock option and RSU award, as well as her eligibility to participate in our benefit plans generally. Ms. Donio is subject to our standard employment, confidential information, invention assignment and arbitration agreement. Ms. Donio’s service as our President, Twilio Data & Applications terminated effective December 15, 2023, after which she remained employed in an advisory role until March 31, 2024.
Potential Payments Upon Termination or Change in Control
Executive Severance Plans
In early 2023, we maintained three separate executive severance plans–the Chief Executive Officer Severance Plan, the Key Executive Severance Plan and the VP Severance Plan. In February 2023, we amended the Chief Executive Officer Severance Plan (as amended, the “Amended Chief Executive Officer Severance Plan”) and adopted a fourth separate executive severance plan, the Senior Executive Severance Plan (the Amended Chief Executive Officer Severance Plan and the Senior Executive Severance Plan together, the “Executive Severance Plans”). We do not provide for any severance or change in control payments or benefits in our named executive officers’ employment offer letters.
Following the amendment of the Chief Executive Officer Severance Plan and the adoption of the Senior Executive Severance Plan in February 2023, our Chief Executive Officer participates in the Amended Chief Executive Officer Severance Plan and each of our current named executive officers (other than our Chief Executive Officer), participates in the Senior Executive Severance Plan, as further described below. The Executive Severance Plans provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of our company.
The Executive Severance Plans provide that upon a termination of employment by us for any reason other than for “cause” (as defined in the applicable plan), death or disability outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control,” as defined in the applicable plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for our other named executive officers (in each case, utilizing the higher of the annual base salary in effect immediately prior to termination or for the preceding fiscal year), and (ii) a monthly cash payment for up to 18 months for our Chief Executive Officer and up to 12 months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive officer if he or she had remained employed by us. Pursuant to the Executive Severance Plans, our Chief Executive Officer and other named executive officers are also entitled to such benefits upon a resignation of employment for “good reason” (as defined in the applicable plan) outside of the change in control period. In addition, upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason”, in each case, outside of the change in control period, our Chief Executive Officer will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards.
The Executive Severance Plans provide that upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason” (as defined in the applicable plan), in each case, within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (1) a lump sum cash payment equal to 24 months of base salary for our Chief Executive Officer and 18 months of base salary for our other named executive officers (in each case, utilizing the higher of the annual base salary in effect immediately prior to termination or for the preceding fiscal year), (2) a monthly cash payment for up to 24 months for our Chief Executive Officer and up to 18 months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive
2024 Proxy Statement	Twilio Inc. 71

Executive Compensation Tables
officer if he or she had remained employed by us, and (3) full accelerated vesting of all outstanding and unvested equity awards held by our named executive officers; provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
The payments and benefits provided under the severance plans in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him or her.
Other Change in Control Arrangements
The 2022 PSU grant agreement for each named executive officer provides that, upon a Sale Event (as defined in the 2016 Plan), (i) each then-outstanding PSU associated with the fiscal year in which the Sale Event occurs shall vest based on the higher of (1) the target level of performance or (2) the actual level of performance as of the Sale Event, as determined in the sole discretion of the compensation committee, and (ii) all PSUs with respect to such fiscal year that do not vest based on such calculation, and all PSUs with respect to any fiscal year that has not yet commenced as of the Sale Event, shall be forfeited without payment.
The 2023 Performance-Based Cash Award agreement for our non-Chief Executive Officer named executive officers provides that, upon a Sale Event (as defined in the 2016 Plan) where the performance-based cash award was not assumed, continued or substituted (a “Non-Assumption Sale Event”), 100% of the cash payment would vest and become payable. In the event of a Sale Event other than a Non-Assumption Sale Event, the amount of the cash payment would be calculated based on actual performance through the last day of our 2023 fiscal year, provided, however, that if prior to that date, the recipient’s employment were to be terminated (i) by us for any reason other than “cause” (as defined in the Senior Executive Severance Plan), death or disability or (ii) by the recipient for “good reason” (as defined in the Senior Executive Severance Plan), and the termination were to occur during the “change in control period” (as defined in the Senior Executive Severance Plan), then, subject to the execution and delivery of an effective release of claims in our favor, the recipient would receive 100% of the cash payment.
In connection with the CEO Transition, we entered into a separation agreement with Mr. Lawson dated January 7, 2024 (the “Lawson Separation Agreement”). The Lawson Separation Agreement contains a customary release of claims and as consideration for the agreement provides that Mr. Lawson will (1) receive a lump sum cash payment equal to $99,840, (2) have his outstanding and unvested equity awards covering 68,124 shares of common stock that are subject to time-based vesting immediately vest in full and, if applicable, become exercisable as to 100% of those awards, (3) receive an extension of the exercise period of his vested stock options until the earliest to occur of: (i) the three-year anniversary of his separation date, (ii) the applicable expiration date of the applicable stock option, or (iii) such earlier date as provided or permitted under the applicable equity plan, and (4) be eligible for cash payment equal to 18 months of the employer portion of Mr. Lawson’s monthly COBRA premiums. Based on the closing market price of our stock on January 12, 2024, the effective date of the acceleration, the estimated value of Mr. Lawson’s equity acceleration is equal to $4,137,683. Based on the COBRA premium in effect as of Mr. Lawson’s termination of employment, and assuming Mr. Lawson’s election of and continued eligibility for COBRA participation, the estimated value of Mr. Lawson’s COBRA payments is $45,949. In determining the benefits and payments to be paid to Mr. Lawson pursuant to the Lawson Separation Agreement, our compensation committee intended to provide a reasonable and balanced outcome for Mr. Lawson as well as our stockholders to facilitate an effective transition.
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Executive Compensation Tables
The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers who were serving as named executive officers as of the end of 2023 under the Executive Severance Plans and award agreements described above, as applicable.
The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of 2023 using the closing market price of our stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.
Name	Payment Elements	Qualifying Termination Not in Connection with a Change in Control ($)(1)	Qualifying Termination in Connection with a Change in Control ($)(2)	Change in Control without Termination of Employment ($)
Jeff Lawson	Salary	201,000(5)	268,000(6)	—
	Equity Acceleration(3)(4)	2,352,122(7)	16,307,877(8)	6,009,890(9)
	Continued Benefits	31,077(10)	41,436(11)	—
	Total	2,584,199	16,617,313	6,009,890
Aidan Viggiano	Salary	850,000(12)	1,275,000(13)	—
	Equity Acceleration(3)(4)	—	13,448,413(8)	1,107,095(9)
	Continued Benefits	19,886(14)	29,829(10)	—
	Performance-Based Cash	—	2,750,000(15)	—
	Total	869,886	17,503,242	1,107,095
Khozema Shipchandler(16)	Salary	1,100,000(12)	1,650,000(13)	—
	Equity Acceleration(3)(4)	—	17,496,077(8)	3,479,398(9)
	Continued Benefits	19,886(14)	29,829(10)	—
	Performance-Based Cash	—	3,000,000(15)	—
	Total	1,119,886	22,175,906	3,479,398
Dana Wagner	Salary	600,000(12)	900,000(13)	—
	Equity Acceleration(3)(4)	—	10,457,617(8)	1,581,586(9)
	Continued Benefits	8,041(14)	12,062(10)	—
	Performance-Based Cash	—	1,500,000(15)	—
	Total	608,041	12,869,679	1,581,586
Elena Donio	Salary	1,000,000(12)	1,500,000(13)	—
	Equity Acceleration(3)(4)	—	21,818,391(8)
	Continued Benefits	19,886(14)	29,829(10)	—
	Performance-Based Cash	—	3,000,000(15)	—
	Total	1,019,886	26,348,220	—
(1)
A “qualifying termination” means a termination other than due to cause, death or disability (or a resignation for good reason) and “not in connection with a change in control” means outside of the change in control period.

(2)
A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason and “in connection with a change in control” means within the change in control period. Assumes that in connection with the change in control, outstanding equity awards and the 2023 performance-based cash awards would have otherwise been assumed, substituted or continued by the successor entity.

(3)
Represents the market value of the shares underlying the stock options, RSUs and PSUs as of December 31, 2023, based on the closing price of our common stock, as reported on the NYSE, of $75.87 per share on December 29, 2023 (the last trading day of 2023).

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(4)
See “—Other Compensation Policies and Practices—Death Equity Acceleration Policy” which discusses the treatment of equity awards upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with us or any of our subsidiaries.

(5)	Represents 18 months of our Chief Executive Officer’s 2022 annual base salary.
(6)	Represents 24 months of our Chief Executive Officer’s 2022 annual base salary.
(7)	Represents 12 months of accelerated vesting for outstanding and unvested time-based equity awards.
(8)
Represents acceleration of vesting of 100% of the total number of shares underlying outstanding and unvested time-based equity awards, and vesting of PSUs for the 2023 and 2024 performance periods based on the target level of performance.

(9)	Represents the vesting of outstanding PSUs for the fiscal year 2023 performance period upon a change in control and assumes such PSUs vest at the target level of performance.
(10)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.
(11)	Represents 24 months of our contribution towards health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.
(12)	Represents 12 months of the applicable named executive officer’s 2023 annual base salary as in effect immediately prior to termination.
(13)	Represents 18 months of the applicable named executive officer’s 2023 annual base salary as in effect immediately prior to termination.
(14)	Represents 12 months of our contribution toward health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.
(15)	Represents 100% of the cash payment for the applicable named executive officer’s 2023 performance cash award.
(16)
Represents payments and benefits to which Mr. Shipchandler was entitled as of December 31, 2023 pursuant to the Senior Executive Severance Plan. Following the CEO Transition, Mr. Shipchandler is party to the Amended Chief Executive Officer Severance Plan.

74 Twilio Inc.	2024 Proxy Statement

CEO Pay Ratio
Pursuant to SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer, and the annual total compensation of our employees (other than our Chief Executive Officer) for our last completed fiscal year, which ended December 31, 2023:
•	the annual total compensation of our median employee was $190,368; and
•	the annual total compensation of our Chief Executive Officer as reported in the “Total Compensation” column in the “Summary Compensation Table” included in this proxy statement was $76,859.
Based on this information, for 2023, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 0.4:1. We calculated the annual total compensation for the median employee using the same methodology we used for our named executive officers in our Summary Compensation Table to yield the median annual total compensation disclosed above.
As a result of the decrease in our number of employees from 8,156 employees as of December 31, 2022 to 5,867 employees as of December 31, 2023, we elected to identify a new median employee as of December 31, 2023, which is the last day of our fiscal year. To identify the median employee, we reviewed total direct compensation based on our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2023, actual cash bonus, performance-based cash awards or sales commission earned by our employees in 2023, and the grant date fair value of equity awards granted to our employees in 2023. We used December 31, 2023 to determine our employee population. In determining this population, we included all worldwide full-time and part-time employees other than our Chief Executive Officer. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on December 31, 2023 and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year. Using our consistently applied compensation measure, we identified a median employee who is a full-time U.S.-based salaried employee.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. We believe our methodologies are reasonable and best reflect how we view these metrics. However, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
2024 Proxy Statement	Twilio Inc. 75

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
In determining the “compensation actually paid” to our named executive officers (our “NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For our NEOs other than our principal executive officer (our “PEO”), compensation is reported as an average.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (Loss) (millions)(7)	Non-GAAP Income from Operations (millions)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$76,859	$2,493,698	$12,689,130	$16,376,998	$77	$219	($1,015)	$533.0
2022	$49,377,469	($19,994,765)	$29,982,991	($1,557,065)	$50	$139	($1,256)	($4.5)
2021	$14,625,745	($7,753,781)	$14,523,754	($2,409,804)	$268	$194	($950)	$2.5
2020	$13,786,872	$121,274,654	$6,839,349	$74,018,467	$344	$144	($491)	$35.7
(1)
Jeff Lawson served as our PEO for the entirety of 2023, 2022, 2021 and 2020. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Lawson for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Lawson, as computed in accordance with Item 402(v) of Regulation S-K. The company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Lawson during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Lawson’s total compensation for 2023 to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$76,859	—	$2,416,839	$2,493,698
Note that due to rounding, the number shown in the “Compensation Actually Paid to PEO” column may not match the exact number obtained by adding and subtracting the numbers in the prior columns or shown above. Please see the proxy statement filed for use at our 2023 annual meeting and filed with the SEC on April 26, 2023, for the adjustments made to Mr. Lawson’s total compensation for each of 2020, 2021 and 2022.
(a)	The reported value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for 2023.
76 Twilio Inc.	2024 Proxy Statement

Pay Versus Performance
(b)
The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2023 that are outstanding and unvested as of the end of 2023; (ii) the amount of change as of the end of 2023 (from the end of 2022) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of 2023; (iii) for awards that are granted and vest in 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2023, the amount equal to the change as of the vesting date (from the end of 2022) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of 2022; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	—	($132,725)	—	$2,549,564	—	—	$2,416,839
Please see the proxy statement filed for use at our 2023 annual meeting and filed with the SEC on April 26, 2023, for the equity award adjustments for each of 2020, 2021 and 2022.
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (other than Mr. Lawson) in the “Total” column of the Summary Compensation Table in each applicable year. Our NEOs included in this calculation for each year are:

•	2023 – Khozema Shipchandler, Elena Donio, Aidan Viggiano and Dana Wagner
•	2022 – Khozema Shipchandler, Elena Donio, Eyal Manor and Dana Wagner
•	2021 – Khozema Shipchandler, Eyal Manor, Marc Boroditsky, Dana Wagner, George Hu and Chee Chew
•	2020 – Khozema Shipchandler, George Hu, Chee Chew and Karyn Smith
(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (other than Mr. Lawson), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (other than Mr. Lawson) during the applicable year. The company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (other than Mr. Lawson) for 2023 to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$12,689,130	($9,243,364)	$12,931,233	$16,376,998
Note that due to rounding, the number shown in the “Average Compensation Actually Paid to Non-PEO NEOs” column may not match the exact number obtained by adding and subtracting the numbers in the prior columns or shown above. Please see the proxy statement filed for use at our 2023 annual meeting and filed with the SEC on April 26, 2023, for the adjustments made to the NEOs as a group (other than Mr. Lawson) total compensation for each of 2020, 2021 and 2022.
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards Granted in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$7,294,635	$1,813,018	$2,945,681	$877,898	—	—	$12,931,233
Please see the proxy statement filed for use at our 2023 annual meeting and filed with the SEC on April 26, 2023, for the equity award adjustments for each of 2020, 2021 and 2022.
(5)	TSR is determined based on the value of an initial fixed investment of $100 in our Class A common stock on December 31, 2019, assuming the reinvestment of any dividends.
(6)	The peer group used for this purpose is the following published industry index: S&P 500 Information Technology Index, which is an industry index reported in our most recent Annual Report on Form 10-K.
(7)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
2024 Proxy Statement	Twilio Inc. 77

Pay Versus Performance
(8)
Non-GAAP income from operations is a non-GAAP financial measure. Refer to Appendix B for its definition. While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that non-GAAP income from operations is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures
The following table sets forth an unranked list of the most important financial performance measures used by us to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance.
•	Non-GAAP income from operations
•	Organic revenue growth
We used fewer than three important financial performance measures to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance. The list above includes all financial performance measures that were used in 2023 for this purpose.
Non-GAAP income from operations and organic revenue growth are non-GAAP financial measures. See Appendix B for more information.
Relationship between Compensation Actually Paid presented in the Pay versus Performance Table and Other Table Elements
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
For purposes of the Pay versus Performance disclosure, we measure our TSR performance against the industry-focused index disclosed in the stock performance graph of our Annual Report on Form 10-K. The comparison assumes $100 was invested in our Class A common stock and in the S&P 500 Information Technology Index for the period starting December 31, 2019 and was held through the end of each year listed in the first table set forth above. All dollar values assume reinvestment of dividends paid by companies, where applicable, included in the S&P 500 Information Technology Index. Historical stock performance is not necessarily indicative of future stock performance.

78 Twilio Inc.	2024 Proxy Statement

Pay Versus Performance

2024 Proxy Statement	Twilio Inc. 79

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. We will not grant equity awards in the future under any of the equity compensation plans not approved by stockholders included in the table below.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	20,264,442(2)	$74.93(3)	28,410,961(4)
Equity compensation plans not approved by stockholders(5)	213,957	$42.97	—
Total	20,478,399	$71.13	28,410,961
(1)	Includes the following plans: our 2008 Plan, 2016 Plan, and our ESPP. We no longer make grants subject to our 2008 Plan.
(2)
Consists of stock options, RSUs, PSUs and DSUs. The number of PSUs included in this amount for the 2023 and 2024 performance periods reflects the number of shares that would be earned assuming 100% of target level performance. However, in February 2024, upon certification by the compensation committee of performance for the 2023 performance period, no shares were earned, and the actual number of shares that will be issued for the 2024 performance period depends on the performance over the 2024 performance period.

(3)	Excludes shares issuable upon vesting of outstanding RSUs, PSUs and DSUs as of December 31, 2023, since they have no exercise price.
(4)
As of December 31, 2023, a total of 19,869,260 shares of our common stock were reserved for issuance pursuant to the 2016 Plan. This number includes 3,783,548 shares of our common stock reserved and available for issuance under the SendGrid 2009 Plan, the SendGrid 2012 Plan and the SendGrid 2017 Plan that we assumed, which were approved by the stockholders of SendGrid, but not by a separate vote of our stockholders; such shares became available for issuance under our 2016 Plan, but awards using such shares may not be granted to individuals who were employed, immediately prior to the acquisition, by us or our subsidiaries. The 2016 Plan provides that the number of shares reserved and available for issuance under the 2016 Plan will automatically increase each January 1, beginning on January 1, 2017, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. As of December 31, 2023, a total of 8,541,701 shares of our common stock were available for future issuance pursuant to the ESPP, including shares of our common stock subject to purchase during the current purchase period as of such date, which commenced on November 16, 2023 (the exact number of which will not be known until the purchase date on May 15, 2024). The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 1,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee.

(5)
Includes shares of our common stock to be issued upon outstanding stock option and RSU awards under the following plans, which awards were assumed in connection with our acquisitions of SendGrid, Segment.io, Inc. (“Segment”) and Zipwhip Inc. (“Zipwhip”): SendGrid’s Amended and Restated 2009 Equity Incentive Plan, Amended and Restated 2012 Equity Incentive Plan, and Amended and Restated 2017 Equity Incentive Plan; Segment’s Fifth Amended and Restated 2013 Stock Option and Grant Plan; and Zipwhip’s 2008 Stock Plan and 2018 Equity Incentive Plan. No further grants may be made under any of these plans.

80 Twilio Inc.	2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2024, for:
•	each of our named executive officers;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 177,471,887 shares of our common stock outstanding on March 31, 2024. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2024 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2024 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	#	%
Named Executive Officers and Directors:
Khozema Shipchandler(1)	189,507	*
Aidan Viggiano(2)	44,967	*
Dana Wagner(3)	50,097	*
Jeff Lawson(4)	6,931,219	3.9%
Elena Donio(5)	198,730	*
Charles Bell	—	—
Byron Deeter(6)	533,113	*
Donna Dubinsky(7)	9,451	*
Jeff Epstein(8)	26,484	*
Jeffrey Immelt	27,231	*
Deval Patrick	2,058	*
Erika Rottenberg(9)	33,612	*
2024 Proxy Statement	Twilio Inc. 81

Security Ownership of Certain Beneficial Owners and Management
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	#	%
Andrew Stafman	—	—
Miyuki Suzuki	8,250	*
All executive officers and directors as a group (13 persons)(10):	8,054,719	4.5%
5% Stockholders:
The Vanguard Group(11)	17,809,500	10.0%
BlackRock, Inc.(12)	10,512,625	5.9%
*	Represents less than 1%.
(1)
Consists of (i) 90,832 shares of Class A common stock held by Mr. Shipchandler and (ii) 98,675 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2024.

(2)
Consists of (i) 35,307 shares of Class A common stock held by Ms. Viggiano, (ii) 5,768 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2024, and (iii) 3,892 shares of Class A common stock issuable upon the settlement of RSUs that are releasable within 60 days of March 31, 2024.

(3)
Consists of (i) 46,141 shares of Class A common stock held by Mr. Wagner and (ii) 3,956 shares of Class A common stock issuable upon the settlement of RSUs that are releasable within 60 days of March 31, 2024.

(4)
Consists of (i) 4,964,772 shares of Class A common stock held by Mr. Lawson and Erica Freeman Lawson, as trustees of the Lawson Revocable Trust dated 10/2/11, (ii) 1,022,705 shares of Class A common stock held by J.P. Morgan Trust Company, as trustee of the Lawson 2014 Irrevocable Trust dated 12/29/2014, and (iii) 943,742 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2024.

(5)
Consists of (i) 125,604 shares of Class A common stock held by Ms. Donio and (ii) 73,126 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2024.

(6)
Consists of (i) 25,853 shares of Class A common stock held by Mr. Deeter and (ii) 507,260 shares of Class A common stock held by Mr. Deeter and Allison K. Deeter, as trustees of the Deeter Family Trust dated 07/28/2000.

(7)	Consists of 9,451 shares of Class A Common stock held by Ms. Dubinsky, as trustee of the Shustek-Dubinsky Family Trust.
(8)	Consists of 26,484 shares of Class A common stock held by Mr. Epstein, as trustee of the Epstein Family Revocable Trust.
(9)	Consists of 33,612 shares of Class A common stock held of record by Ms. Rottenberg, as trustee of the Erika Rottenberg Revocable Trust dated 1/28/2016.
(10)
Consists of (i) 6,925,560 shares of Class A common stock, (ii) 1,121,311 shares of Class A common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2024, and (iii) 7,848 shares of Class A common stock issuable upon the settlement of RSUs that are releasable within 60 days of March 31, 2024.

(11)
Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 13, 2024. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 17,423,882 shares, shared dispositive power with respect to 385,618 shares and shared voting power with respect to 117,782 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)
Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on January 29, 2024. Of the shares of Class A common stock beneficially owned, Blackrock, Inc. reported that it has sole dispositive power with respect to 10,512,625 shares and sole voting power with respect to 9,486,684 shares. BlackRock, Inc. listed its address as 50 Hudson Yards, New York, New York 10001.

82 Twilio Inc.	2024 Proxy Statement

Procedural Matters
Questions and Answers About the Proxy Materials and Our Annual Meeting
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•	the election of the three Class II directors named in the proxy statement to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•	a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers;
•	a proposal to indicate, on a non-binding advisory basis, the preferred frequency of future non-binding votes to approve the compensation of our named executive officers;
•	a management proposal to amend our certificate of incorporation to declassify the board of directors; and
•	such other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•	“FOR” the election of Jeff Epstein, Khozema Shipchandler and Andrew Stafman as Class II directors;
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.
•	“ONE YEAR” with respect to the non-binding, advisory indication of the preferred frequency of future non-binding advisory votes to approve the compensation of our named executive officers;
•	“FOR” the approval of the management proposal to amend our certificate of incorporation to declassify the board of directors.
Who is entitled to vote?
Our only voting securities outstanding are shares of our Class A common stock, which we also refer to in this proxy statement as our “common stock”. On June 28, 2023, each share of our Class B common stock then outstanding automatically converted into one share of our Class A common stock pursuant to the terms of our certificate of incorporation. Following such conversion, no additional shares of Class B common stock have been or will be issued. Holders of our Class A common stock as of the close of business on April 15, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 174,630,253 shares of our Class A common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal.
2024 Proxy Statement	Twilio Inc. 83

PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by Internet at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock by Internet at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•
Proposal No. 1: Each director is elected by a plurality of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of “For” votes cast are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a “Withhold” vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•
Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. This proposal is a “routine” matter under NYSE rules. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.

•
Proposal No. 3: The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or the Company. The board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.

•
Proposal No. 4: The frequency receiving the highest number of votes from the voting power of shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote for “One Year”, “Two Years”, or “Three Years” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes will have no effect on the outcome of this proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or the Company. The board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers.

•
Proposal No. 5: The approval of a management proposal to amend our certificate of incorporation to declassify the board of directors requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting

84 Twilio Inc.	2024 Proxy Statement

PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
power of the outstanding shares of our common stock. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions and broker non-votes are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Delaware law. The presence, virtually or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•
by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on June 5, 2024 (have your Notice or proxy card in hand when you visit the website);

•	by telephone at 1-800-690-6903, until 8:59 p.m. Pacific Time on June 5, 2024 (have your Notice or proxy card in hand when you call);
•	by completing and returning your proxy card by mail prior to 8:59 p.m. Pacific Time on June 5, 2024 (if you received printed proxy materials); or
•	by Internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TWLO2024 (have your Notice or proxy card in hand when you visit the website).
If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by Internet or telephone. However, the availability of Internet and telephone voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares by Internet at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	notifying the Corporate Secretary of Twilio Inc., in writing, at 101 Spear Street, Fifth Floor, San Francisco, California 94105; or
•	attending and voting by Internet at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
We encourage stockholders to reach out to us by email at legalnotices@twilio.com instead of physical mail to help ensure prompt receipt of any communications related to voting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
Why is Twilio holding the meeting virtually?
We have designed the format of our Annual Meeting to provide stockholders with the same rights and opportunities to vote and participate as they would have at a physical meeting and to provide a consistent experience to all stockholders regardless of location. We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders
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PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2024. Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/TWLO2024 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Stockholders will be able to submit questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
Can I ask a question at the Annual Meeting?
Stockholders of record will be able to submit questions during the virtual meeting (at www.virtualshareholdermeeting.com/TWLO2024). Subject to time constraints, we will answer questions that comply with our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/TWLO2024 on the date of the Annual Meeting. For example, questions related to personal grievances or that are not pertinent to Annual Meeting matters will not be addressed during the meeting.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live audio webcast only. If you are a stockholder as of the record date of April 15, 2024 and wish to virtually attend the Annual Meeting, you will need the 16-digit control number located on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you receive a printed copy of the proxy materials). If you are a street name stockholder, you may not vote your shares of our common stock by Internet at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. The webcast will start at 8:30 a.m. Pacific Time on June 6, 2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Where can I get technical assistance if I am having trouble accessing the meeting or during the meeting?
If you have difficulty accessing the meeting or during the meeting, please refer to the technical support telephone number posted on the virtual meeting website login page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Khozema Shipchandler, our Chief Executive Officer and Director, and Dana Wagner, our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary, have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
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PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker will not have discretion to vote your shares on any other proposals, which are “non-routine” matters, absent direction from you; these unvoted shares are counted as “broker non-votes.” Proposals 1, 3, 4, and 5 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals. Proposal 2 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with this proposal.
Is there a list of registered stockholders entitled to vote at the Annual Meeting?
A list of our stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for any purpose germane to the meeting during the 10-day period immediately prior to the date of the Annual Meeting. For access to the stockholder list, please contact us at legalnotices@twilio.com.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder of record is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact Broadridge Financial Solutions, Inc.:
•	by Internet at www.proxyvote.com;
•	by telephone at 1-800-579-1639; or
•	by email at sendmaterial@proxyvote.com.
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
2024 Proxy Statement	Twilio Inc. 87

PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Twilio Inc.
Attention: Corporate Secretary
101 Spear Street, Fifth Floor
San Francisco, California 94105
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) brought pursuant to our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such annual meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•	not earlier than February 10, 2025; and
•	not later than March 12, 2025.
In the event that we hold the 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Chief Legal Officer at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
In addition to satisfying the foregoing requirements under our bylaws, including the earlier notice deadlines set forth above and therein, to comply with the universal proxy rules in connection with our 2025 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide proper written notice that sets forth all of the information required by Rule 14a-19(b) under the Exchange Act to our Corporate Secretary at the address set forth above.
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PROCEDURAL MATTERS Questions and Answers About the Proxy Materials and Our Annual Meeting
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
2024 Proxy Statement	Twilio Inc. 89

Certain Relationships and Related Party Transactions
In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” including employment, termination of employment and change in control arrangements, the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:
•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

In the second quarter of 2021, we entered into a sublease with Numenta, Inc. (“Numenta”), pursuant to which we subleased 2,420 square feet of our Redwood City office space to Numenta. Donna Dubinsky, a member of our board of directors, serves as the Board Chair of Numenta (and served as its Chief Executive Officer until 2022). The sublease was entered into on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and at market rates. The sublease provided for an initial 12-month term, commencing on August 1, 2021, and gave Numenta the option to renew for two 12-month extension periods. In January 2022, Numenta exercised its option to renew the sublease for the first additional 12-month period, and the monthly rent increased from $18,225 to $18,771.75 per month effective August 1, 2022. In January 2023, Numenta exercised its option to renew the sublease for the second additional 12-month period, and the monthly rent increased from $18,771.75 to $19,334.90 per month effective August 1, 2023. The total rent paid to us by Numenta for 2023 was approximately $228,077.
Policies and Procedures for Related Party Transactions
As set forth in our audit committee charter, our audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which, as set forth in our Related Person Transaction Policy, are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our Related Person Transaction Policy, which sets forth guidelines regarding transactions between us and related persons, provides that a related person is defined as (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee for director, (ii) a security holder known to us to beneficially own more than 5% of our common stock, and (iii) any immediate family members of those described in (i) and (ii). Our audit committee charter provides that our audit committee shall review and oversee all transactions between our company and any related person, and that approval by the audit committee is required for any related person transaction, in accordance with the terms of our Related Person Transaction Policy.
Under this policy, our audit committee will review the relevant facts and circumstances of all related party transactions and either approve, ratify or disapprove of the entry into the transaction. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements involving directors and executive officers that are required to be reported in our Annual Report on Form 10-K or proxy statement and, with respect to executive officer compensation, satisfy other criteria, including having been approved by our compensation committee; (ii) certain transactions where the relationship between us and the related person arises only from the related person’s position as a director (or, in the case of a partnership, as a limited partner) of, and/or having holdings of less than 10% of, such entity; and (iii) transactions where a related party’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis.
90 Twilio Inc.	2024 Proxy Statement

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than 10% of our common stock (“Reporting Persons”) file reports of ownership and changes of ownership with the SEC.
Based solely on our review of such forms received, and written representations of the Reporting Persons, we have determined that during 2023, no Reporting Persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for a Form 4 for Dana Wagner filed on October 4, 2023 due to an administrative error.
2023 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2023 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.twilio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, California 94105.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “can,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement include, but are not limited to, statements about: our future financial performance, including our expected financial results; our expectations regarding our Segment business, including our ability to reach our financial and operational targets; our expectations regarding our Communications business; our expectations regarding profitability, including when we will become profitable on GAAP and non-GAAP bases; our future financial reporting disclosures; our anticipated strategies and business plans; the effects of our organizational, operational and leadership changes; the effects of our cost-saving measures; our expectations regarding our compensation programs and their effects on executive performance; our ability to develop products related to artificial intelligence and machine learning; our ability to deliver on our product roadmap; our expectations regarding share repurchases; our environmental, social, and governance efforts; and our sustainability goals. The outcomes of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from those described in the forward-looking statements, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. We undertake no obligation to update or review any forward-looking statements made in this proxy statement, except as required by law.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
San Francisco, California
April 26, 2024
2024 Proxy Statement	Twilio Inc. 91

APPENDIX A
Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
The proposed amendments to Article VI of our certificate of incorporation related to Proposal No. 5 are shown below. Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of our proposed amended and restated certificate of incorporation is attached hereto.
C.  Classified Board Structure. From and after the Effective Time, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III, until the conclusion of the 2027 annual meeting of stockholders (the “2027 Annual Meeting”), as described below. Class III directors have a term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”); Class I directors have a term expiring at the 2026 annual meeting of stockholders; and Class II directors have a term expiring at the 2027 Annual Meeting. Each director elected by the stockholders prior to the 2025 Annual Meeting shall continue to serve as a director for the term for which such director was elected. Each director elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders. After the conclusion of the 2027 Annual Meeting, the Board of Directors shall cease to be classified.  ~~The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.~~
Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and until the conclusion of the 2027 Annual Meeting, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D.  Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, for so long as the board of directors is divided into classes pursuant to Article VI Section C, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, and following the conclusion of the 2027 Annual Meeting, the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified.
2024 Proxy Statement	Twilio Inc. A-1

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
TWILIO INC.
(a Delaware Corporation)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(As amended and restated [  ], 2024)
Twilio Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.  The Corporation was originally incorporated under the name of Twilio Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 13, 2008.
B.  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C.  The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is Twilio Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A.  Classes of Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is 1,200,000,000, consisting of the following: 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 100,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), and 100,000,000 shares of undesignated Preferred Stock, par value $0.001 per share (“Preferred Stock”).
Immediately upon the acceptance of this Amended and Restated Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s capital stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock.
B.  Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law but to the fullest extent permitted by law, to provide by resolution for the designation and issuance of shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, (which may include, without limitation, full, limited or no voting powers), preferences, and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to file a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution or resolutions.
C.  Vote to Increase or Decrease Authorized Shares of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
A-2 Twilio Inc.	2024 Proxy Statement

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
D.  Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock and Class B Common Stock are as follows:
1. Voting Rights.
(a)  General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, subject to the terms of any Preferred Stock Designation, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote.
(b)  Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.
2.  Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:
(a)  Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).
(b)  Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.
(c)  Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.
3.  Conversion of Class B Common Stock.
(a)  Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
2024 Proxy Statement	Twilio Inc. A-3

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
(b)  Automatic Conversion. Shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of shares of Class A Common Stock upon the earlier of:
(i)  a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder, for tax or estate planning purposes, to any of the persons or entities listed in clauses (A) through (E) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:
(A)  a family member of such Class B Stockholder, which shall include with respect to any natural person who is a Class B Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Class B Stockholder; and provided, further, that lineal descendants shall include adopted persons, but only so long as they are adopted during minority;
(B)  a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder and/or family members of such Class B Stockholder have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder and/or family members of such Class B Stockholder no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(C)  a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(D)  an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(E)  a corporation, partnership or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Class B Stockholder and/or family members of such Class B Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class B Stockholder and/or family members of such Class B Stockholder no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder and/or family members of such Class B Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and
A-4 Twilio Inc.	2024 Proxy Statement

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
(ii) the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Class B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date.
(c)  Conversion Upon Death or Incapacity of a Class B Stockholder.
(i)  Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.
(d)  Automatic Conversion of all Outstanding Class B Common Stock. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Class B Common Stock, voting as a single class.
(e)  Final Conversion of Class B Common Stock. On the Final Conversion Date, each one (1) outstanding share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated.
(f)  Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.
(g)  Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section D.3 or upon the Final Conversion Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section D.3 shall be retired and may not be reissued.
(h)  Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
E.  No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with Article IV, Section D.2(a), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.
2024 Proxy Statement	Twilio Inc. A-5

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
ARTICLE V
The following terms, where capitalized in this Amended and Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:
“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share).
“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis à vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iv) any Change of Control Share Issuance.
“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.
“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the seventh (7th) year anniversary of the Effective Time.
A-6 Twilio Inc.	2024 Proxy Statement

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
“Incapacity” shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.
“Trading Day” means any day on which the Securities Exchange is open for trading.
“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.
“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.
ARTICLE VI
A.  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.  Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.
C.  Classified Board Structure. From and after the Effective Time, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III, until the conclusion of the 2027 annual meeting of stockholders (the “2027 Annual Meeting”), as described below. Class III directors have a term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”); Class I directors have a term expiring at the 2026 annual meeting of stockholders; and Class II directors have a term expiring at the 2027 Annual Meeting. Each director elected by the
2024 Proxy Statement	Twilio Inc. A-7

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
stockholders prior to the 2025 Annual Meeting shall continue to serve as a director for the term for which such director was elected. Each director elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders. After the conclusion of the 2027 Annual Meeting, the Board of Directors shall cease to be classified.
Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and until the conclusion of the 2027 Annual Meeting, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D.  Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, for so long as the board of directors is divided into classes pursuant to Article VI Section C, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, and following the conclusion of the 2027 Annual Meeting, the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified.
ARTICLE VII
A.  Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
B.  Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
C.  Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer).
D.  No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
E.  No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director,
A-8 Twilio Inc.	2024 Proxy Statement

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
ARTICLE X
If any provision of this Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.
Except as provided in ARTICLE VIII and ARTICLE IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or this ARTICLE X.
***
2024 Proxy Statement	Twilio Inc. A-9

APPENDIX A Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this    day of      , 2024.
TWILIO INC.

By:
Khozema Shipchandler Chief Executive Officer
A-10 Twilio Inc.	2024 Proxy Statement

APPENDIX B
NON-GAAP Financial Measures
Non-GAAP Financial Measures
In addition to financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this proxy statement includes certain non-GAAP financial measures described below. We use these non-GAAP financial measures to evaluate our ongoing operations, for internal planning and forecasting purposes, and to set targets for our employee compensation programs. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered substitutes for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies.
Non-GAAP Income (Loss) from Operations
For the periods presented, we define non-GAAP income (loss) from operations (which is also referred to as “non-GAAP operating profit” and “non-GAAP operating income”) as GAAP income (loss) from operations adjusted to exclude, as applicable, stock-based compensation, amortization of acquired intangibles, loss on net assets divested, acquisition and divestiture related expenses, payroll taxes related to stock-based compensation, charitable contributions, restructuring costs, and impairment of long-lived assets. Segment-level non-GAAP income (loss) from operations is calculated using the same methodology, but using (and excluding, as applicable) only revenue and expenses attributable to the applicable segment.
Organic Revenue
For the periods presented, we define organic revenue as GAAP revenue, excluding (i) revenue from each acquired business and revenue from application-to-person (“A2P”) 10DLC fees imposed by major U.S. carriers on our core messaging business, in each case until the beginning of the first full quarter following the one-year anniversary of the closing date of such acquisition or the initial date such fees were charged and (ii) revenue from each divested business beginning in the quarter of the closing date of such divestiture; provided that (a) if an acquisition closes or such fees are initially charged on the first day of a quarter, such revenue will be included in organic revenue beginning on the one-year anniversary of the closing date of such acquisition or the initial date such fees were charged and (b) if a divestiture closes on the last day of a quarter, such revenue will be included in organic revenue for that quarter. A2P 10DLC fees are fees imposed by U.S. mobile carriers for A2P SMS messages delivered to its subscribers, and we pass these fees to our messaging customers at cost. Segment-level organic revenue is calculated using the same methodology, but using (and excluding, as applicable) only revenue attributable to the applicable segment.
Organic Revenue Growth
For the periods presented, we calculate organic revenue growth by dividing (i) organic revenue for the period presented less organic revenue in the corresponding period in the prior year by (ii) organic revenue in the corresponding period in the prior year. If revenue from certain acquisitions, divestitures or A2P 10DLC fees is included in organic revenue in the period presented, then revenue from the same acquisitions, divestitures and A2P 10DLC fees is included in organic revenue in the corresponding period in the prior year for purposes of the denominator in the organic revenue growth calculation. As a result, the denominator used in this calculation will not always equal the organic revenue reported for the prior period. Segment-level organic revenue growth is calculated using the same methodology, but using (and excluding, as applicable) only revenue attributable to the applicable segment.
Free Cash Flow
For the periods presented, we calculate free cash flow as net cash provided by (used in) operating activities, excluding capitalized software development costs and purchases of long-lived and intangible assets.
2024 Proxy Statement	Twilio Inc. B-1

APPENDIX B NON-GAAP Financial Measures
Reconciliation of Non-GAAP Financial Measures to GAAP
Non-GAAP Income (Loss) from Operations to Income (Loss) from Operations
	Year Ended December 31
	2023	2022
	(in thousands)
GAAP loss from operations	$(876,541)	$(1,205,308)
Non-GAAP adjustments:	—	—
Stock-based compensation	662,842	784,285
Amortization of acquired intangibles	192,307	206,181
Acquisition and divestiture related expenses	5,555	2,621
Charitable contributions	17,346	9,541
Payroll taxes related to stock-based compensation	12,985	23,832
Loss on net assets divested	32,277	—
Restructuring costs	165,733	76,636
Impairment of long-lived assets	320,504	97,722
Non-GAAP income (loss) from operations	$533,008	$(4,490)
Organic Revenue and Organic Revenue Growth to Revenue and Revenue Growth
Year Ended December 31
2023
(in thousands)
GAAP Revenue	$4,153,945
Less: Acquisition revenue	2,088
Less: A2P 10DLC revenue	—
Less: Divestiture revenue	6,142
Organic revenue	$4,145,715
GAAP revenue growth	9%
Organic revenue growth	10%(1)
(1)
Organic revenue for the year ended December 31, 2022, when used as the denominator for organic revenue growth for the year ended December 31, 2023 excludes $1 million of acquisition revenue and $66 million of divestiture revenue. Revenue for the year ended December 31, 2022 was $3,826 million.

B-2 Twilio Inc.	2024 Proxy Statement

APPENDIX B NON-GAAP Financial Measures
Communications Organic Revenue and Communications Organic Revenue Growth to Communications Revenue and Communications Revenue Growth
Year Ended December 31
2023
(in thousands)
GAAP Communications Revenue	$3,858,693
Less: Acquisition revenue	2,088
Less: Divestiture revenue	6,142
Communications organic revenue	$3,850,463
GAAP Communications revenue growth	9%
Communications organic revenue growth	11%(1)
(1)
Communications organic revenue for the year ended December 31, 2022, when used as the denominator for Communications organic revenue growth for the year ended December 31, 2023, excludes $1 million of acquisition revenue and $66 million of divestiture revenue. Communications revenue for the year ended December 31, 2022 was $3,550 million.

Free Cash Flow to Net Cash Provided by (Used In) Operating Activities
	Year Ended December 31
	2023	2022
	(in thousands)
Net cash provided by (used in) operating activities	$414,752	$(254,368)
Less: Capitalized software development costs	39,925	45,761
Less: Purchase of long-lived and intangible assets	11,310	34,421
Free cash flow	$363,517	$(334,550)
2024 Proxy Statement	Twilio Inc. B-3

APPENDIX B NON-GAAP Financial Measures
Segment Operating Results
Year Ended December 31
2023
(in thousands)
Revenue:
Communications	$3,858,693
Segment	295,252
Total	$4,153,945
Non-GAAP income (loss) from operations:
Communications	$841,990
Segment	(72,430)
Corporate costs	(236,552)
Total	$533,008
Reconciliation of non-GAAP income (loss) from operations to loss from operations:
Total non-GAAP income (loss) from operations	$533,008
Stock-based compensation	(662,842)
Amortization of acquired intangibles	(192,307)
Acquisition and divestiture related expenses	(5,555)
Loss on net assets divested	(32,277)
Payroll taxes related to stock-based compensation	(12,985)
Charitable contributions	(17,346)
Restructuring costs	(165,733)
Impairment of long-lived assets	(320,504)
Loss from operations	(876,541)
Other expenses, net	(120,188)
Loss before provision for income taxes	$(996,729)
B-4 Twilio Inc.	2024 Proxy Statement

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TWLO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44402-P12157 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWILIO INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class II Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeff Epstein
02) Khozema Shipchandler
03) Andrew Stafman

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for proposal 4.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To indicate, on a non-binding advisory basis, the preferred frequency of future non-binding advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.	**For**	**Against**	**Abstain**
5. To approve a management proposal to amend our certificate of incorporation to declassify the board of directors.	☐	☐	☐

NOTE: In their discretion, the proxies will vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V44403-P12157

TWILIO INC.
Annual Meeting of Stockholders
June 6, 2024 8:30 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Khozema Shipchandler and Dana Wagner, or either of them, as proxies, each with the power to act without the other and with the power of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Twilio Inc. (the "Company") that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 6, 2024 at 8:30 a.m. Pacific Time, virtually via live audio webcast at www.virtualshareholdermeeting.com/TWLO2024, and at any adjournment, continuation, or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by you. If you do not provide any direction, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side